Exhibit 10.1

EQUITY PURCHASE AGREEMENT

by and among

CREATIVE SYSTEMS AND CONSULTING, L.L.C.,

a Virginia limited liability company,

PROJECT APPLE HOLDINGS, LLC,

a Virginia limited liability company,

Vanitha Khera, individually

Vishal Khera, individually and as Trustee of the Dewdrop Trust dated October 30, 2020

and

ICF INCORPORATED, L.L.C.,

a Delaware limited liability company

Dated: December 13, 2021

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”) is entered into as of December 13, 2021 (the “Execution Date”), by and among ICF Incorporated, L.L.C., a Delaware limited liability company (the “Purchaser”), Project Apple Holdings, LLC, a Virginia limited liability company (the “LLC Seller”), Creative Systems and Consulting, L.L.C., a Virginia limited liability company (the “Company”), and Vanitha Khera, individually, and Vishal Khera, individually and as Trustee of the Dewdrop Trust dated October 30, 2020 (collectively, the “Individual Sellers”; the LLC Seller and the Individual Sellers are referred to collectively, as the “Sellers” and each, a “Seller”).

RECITALS

WHEREAS, the Individual Sellers have caused the following corporate restructuring to occur (the “Reorganization”): (i) the Individual Sellers formed the LLC Seller, (ii) the LLC Seller filed a S-corporation election pursuant to Section 1362 of the Code to be treated, upon the consummation of the Reorganization, as a successor S-corporation to the Company, (iii) the Individual Sellers caused to be contributed to the LLC Seller all of the issued and outstanding membership interests in the Company in exchange for all of the membership interests in the LLC Seller (the “Contribution and Exchange”) such that, immediately following the Contribution and Exchange, the Company became a wholly owned subsidiary of the LLC Seller, (iv) the LLC Seller filed a Form 8869 electing to treat the Company as a “qualified subchapter S subsidiary” of the LLC Seller effective as of the date of the Contribution and Exchange, and (v) on the day following the Contribution and Exchange, the Company filed Form 8832, Entity Classification Election, pursuant to which the Company elected to be classified as a disregarded entity for U.S. Federal income tax purposes;

WHEREAS, as of the Execution Date, the LLC Seller owns all of the issued and outstanding membership interests of the Company (the “Interests”);

WHEREAS, the Individual Sellers desire to cause the LLC Seller to sell and convey all of the Interests to the Purchaser, and the Purchaser desires to purchase the Interests from the LLC Seller, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on or prior to the Execution Date, Vanitha Khera and Vishal Khera and the Key Employees have executed and delivered to Purchaser Restrictive Covenant Agreements to become effective upon Closing; and

WHEREAS, on or prior to the Execution Date, all of the Key Employees have executed and delivered to Purchaser Offer Letters, ICF Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreements, ICF Code of Business Ethics and Conduct Acknowledgement Forms, ICF Conflict of Interest Statements, ICF Treatment of Confidential Information From Prior Employment Acknowledgements and Confidentiality Agreements, in each case, to become effective upon Closing (collectively, in the form attached hereto as Exhibit E, the “Employment Documentation”).

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.            PURCHASE PRICE; CLOSING.

1.1    Purchase and Sale of Interests; Payment of Closing Purchase Price. At the Closing and upon all of the terms and subject to all of the conditions of this Agreement, the LLC Seller will sell, transfer, assign and convey to the Purchaser, and the Purchaser will purchase and accept from the LLC Seller, the Interests. At the Closing, in full payment for the Interests, the Purchaser will pay:

(a)    the amount of the outstanding Indebtedness, if any, to the Persons and in the amounts set forth in the Flow of Funds Memorandum;

(b)    the amount of the unpaid Company Transaction Expenses, if any, to the Persons and in the amounts set forth in the Flow of Funds Memorandum;

(c)    the Purchase Price Adjustment Escrow Amount, Indemnity Escrow Amount, and Special Indemnity Escrow Amount to escrow accounts (respectively, the “Purchase Price Adjustment Escrow Account” the “Indemnity Escrow Account” and the “Special Indemnity Escrow Account”) established by the Purchaser and the LLC Seller with Citizens Bank, N.A. the (“Escrow Agent”), to be held by the Escrow Agent pursuant to the terms of an escrow agreement attached hereto as Exhibit A (the “Escrow Agreement”);

(d)    to the LLC Seller, One Hundred Sixty Million Dollars ($160,000,000.00) (“Base Purchase Price”), as adjusted pursuant to Section 1.3(a) (the “Closing Purchase Price”), minus the amounts paid pursuant to Section 1.1(c) (without duplication of the adjustment to the Base Purchase Price pursuant to Section 1.3(a)) (such amount payable to the LLC Seller, the “Seller Closing Proceeds”). The Closing Purchase Price, as adjusted pursuant to Section 1.3(b) is referred to as the “Purchase Price.”

1.2    Flow of Funds Memorandum. Not later than three (3) days prior to the Closing Date, the Company shall prepare and deliver to the Purchaser a flow of funds memorandum containing the Company’s good faith estimate (including all calculations in reasonable detail) of: (a) the Estimated Net Working Capital in accordance with Section 1.3(a); (b) the amount that Indebtedness will be as of the Effective Time (the “Estimated Indebtedness”); (c) the amount of unpaid Company Transaction Expenses as of the Effective Time (the “Estimated Company Transaction Expenses”); (d) the amount of Cash as of the Effective Time (the “Estimated Cash”); (e) the portion of the Seller Closing Proceeds payable to the LLC Seller; and (f) Schedule CBP (such statement, the “Flow of Funds Memorandum”). These calculations will be used in connection with the payments described in Section 1.1. The Flow of Funds Memorandum also will contain wire instructions for all of the foregoing payments.

1.3    Purchase Price Adjustment. The purpose of the purchase price adjustment set forth in this Section 1.3 is solely to measure any changes in Net Working Capital from the target and Cash, Company Transaction Expenses and Indebtedness from the estimated amounts to the final amounts on the same accounting basis consistently applied by the Company prior to the Closing to reflect the transactions or events up to, and conditions existing as of, the Closing.

(a)    Preliminary Purchase Price Adjustment. No later than three (3) Business Days prior to the Closing, the LLC Seller, in accordance with the terms of this Section 1.3(a), shall prepare and deliver to the Purchaser an estimated balance sheet for the Company as of the Closing (the “Estimated Closing Balance Sheet”), which Estimated Closing Balance Sheet shall include an estimation of (i) the Net Working Capital of the Company as of the Closing (“Estimated Net Working Capital”); (ii) Estimated Cash; (iii) Estimated Indebtedness; and (iv) the Estimated Company Transaction Expenses. The LLC Seller shall provide the Purchaser with reasonable access to the Company and relevant financial personnel in order to allow the Purchaser to review the Estimated Closing Balance Sheet and the LLC Seller will consider, in good faith, any comments made by the Purchaser to the Estimated Closing Balance Sheet. The LLC Seller shall calculate the Estimated Closing Balance Sheet and the Estimated Net Working Capital in good faith and in a manner consistent with the Net Working Capital Principles. The Base Purchase Price will be adjusted as follows: (1) the Base Purchase Price will be increased dollar-for-dollar by the amount of the Estimated Cash; (2) the Base Purchase Price will be decreased dollar-for-dollar by the amount of the Estimated Indebtedness; (3) the Base Purchase Price will be decreased dollar-for-dollar by the amount of the Estimated Company Transaction Expenses, and (4) (i) if the Estimated Net Working Capital exceeds the Target Net Working Capital, the Base Purchase Price will be increased dollar-for dollar by the of the Spread or (ii) if the Estimated Net Working Capital is less than the Target Net Working Capital, the Base Purchase Price will be decreased dollar-for-dollar by the amount of the Spread. The Closing Purchase Price will thereafter be subject to further adjustment as provided in Section 1.3(b). For the avoidance of doubt, no item shall be double counted in the calculation of Net Working Capital, Cash, Indebtedness or Company Transaction Expenses.

(b)    Post-Closing Purchase Price Adjustment.

(i)    Delivery of Closing Balance Sheet.

(A)    Within ninety (90) days following the Closing Date, the Purchaser will, in good faith and in accordance with the terms of this Section 1.3(b), prepare and deliver to the LLC Seller (i) its good faith calculation of: (1) the Final Net Working Capital (including components thereof) of the Company as of the Closing, including the Purchaser’s reasonably detailed calculations of Net Working Capital (including components thereof), showing in reasonable detail any differences between the Purchaser’s proposed calculation of Final Net Working Capital (including components thereof) and the Estimated Net Working Capital (including components thereof), together with supporting documentation that is reasonably necessary to confirm the differences between the Estimated Net Working Capital (including components thereof) and the Purchaser’s calculation of Net Working Capital (including components thereof), (2) the Cash as of the Effective Time, (3) the Indebtedness as of the Effective Time, and (4) the Company Transaction Expenses as of the Effective Time, and (ii) a balance sheet of the Company as of the Closing (the “Final Closing Balance Sheet”, together with the information required under (i), the “Final Closing Statement”). Calculation of the Final Net Working Capital (including components thereof) and Final Closing Balance Sheet shall be in a manner consistent with the Net Working Capital Principles. If the Purchaser fails to deliver the Final Closing Statement or the Final Closing Balance Sheet to the LLC Seller within the ninety (90) day period specified in Section 1.3(b)(i)(A), the LLC Seller may deliver written notice to the Purchaser identifying such failure and if the Purchaser fails to deliver the Final Closing Statement and the Final Closing Balance Sheet to the LLC Seller within five (5) Business Days following its receipt of such notice, then at the sole election and discretion of the LLC Seller, the Purchaser shall be deemed to have accepted the Estimated Purchase Price Components as final.

(B)    The Final Closing Balance Sheet shall be prepared, and Final Net Working Capital, Final Cash, Final Company Transaction Expenses and Final Indebtedness shall be determined, in accordance with this Agreement, including the Net Working Capital Principles and definitions of Net Working Capital, Cash, Indebtedness, and Company Transaction Expenses. For the avoidance of doubt, the Final Closing Statement, the Final Closing Balance Sheet and the Net Working Capital, Cash, Indebtedness and Company Transaction Expenses reflected therein shall (i) exclude the impact of any decisions made or actions taken or omitted by the Purchaser or the Company following the Closing, and (ii) not reflect changes in assets or liabilities as a result of purchase accounting adjustments or reflect any events, conditions or circumstances that arise as a result of the change of control or ownership of the Company contemplated by this Agreement.

(ii)    Review of Final Closing Balance Sheet; Objection.

(A)    The LLC Seller shall have thirty (30) days from the date of receipt of the Final Closing Statement and the Final Closing Balance Sheet and such requested information as further specified herein to review the computations reflected on the Final Closing Balance Sheet and the Final Closing Statement (which requests for information may be made by LLC Seller via email). In connection with such review, the Purchaser will make available to the LLC Seller and its advisors all records and work papers relating to the Company and the Purchaser’s calculations set forth in the Final Closing Statement that the LLC Seller and its advisors reasonably request in reviewing the Final Closing Balance Sheet and Final Closing Statement, and the Purchaser will make available to the LLC Seller and its advisors the personnel and other advisors of Purchaser involved in the preparation of the Final Closing Balance Sheet and the Final Closing Statement.

(B)    If the LLC Seller disagrees with the Purchaser’s Final Closing Statement or Final Closing Balance Sheet, then the LLC Seller shall deliver written notice (an “Objection Notice”) of such disagreement to Purchaser on or before the thirtieth (30th) day following the LLC Seller’s receipt of the Final Closing Balance Sheet, Final Closing Statement, and all information subsequently requested by the LLC Seller as specified above in Section 1.3(b)(ii)(A). If the LLC Seller delivered an Objection Notice to the Purchaser, then the Purchaser and the LLC Seller will endeavor to resolve any disagreements noted in the Objection Notice in good faith as soon as practicable after the delivery of such notice, but if they do not obtain a final resolution within thirty (30) days after the Purchaser has received the Objection Notice, unless mutually extended by the parties in writing, then either the Purchaser or the LLC Seller may thereafter commence the process to jointly retain the Firm and each party must proceed with the Dispute Resolution Procedure in accordance with the terms of this Agreement.

(iii)    Final and Binding Determination.

(A)    The Final Closing Balance Sheet, Cash, Indebtedness, Company Transaction Expenses, and Net Working Capital, as of the Closing as agreed to by the Purchaser and the LLC Seller, or as determined by the Firm, as applicable, shall be conclusive and binding on all of the parties hereto and shall be deemed the “Actual Closing Balance Sheet”, the “Final Net Working Capital”, “Final Cash”, “Final Company Transaction Expenses,” and “Final Indebtedness” for all purposes herein.

(B)    Upon completion of the calculation of the Actual Closing Balance Sheet, the Final Cash, Final Indebtedness, Final Company Transaction Expenses, and Final Net Working Capital in accordance with this Section 1.3(b)(iii), the Closing Purchase Price will be: (1) (a) increased dollar-for-dollar by the amount that the Final Net Working Capital exceeds the Estimated Net Working Capital or (b) decreased dollar-for-dollar by the amount that the Final Net Working Capital is less than the Estimated Net Working Capital; (2) (a) increased dollar-for-dollar by the amount that the Final Cash exceeds the Estimated Cash or (b) decreased dollar-for-dollar by the amount that the Estimated Cash exceeds the Final Cash, (3) (a) increased dollar-for-dollar by the amount that the Estimated Indebtedness exceeds the Final Indebtedness, or (b) decreased dollar-for-dollar by the amount that the Final Indebtedness exceeds the Estimated Indebtedness, and (~~4~~) (a) increased dollar-for-dollar by the amount that Estimated Company Transaction Expenses exceeds the Final Company Transaction Expenses, or (b) decreased dollar-for-dollar by the amount that the Final Company Transaction Expenses exceeds the Estimated Company Transaction Expenses.

(iv)    Payment. Any payment owed pursuant to this Section 1.3(b)(iv) (such payment, the “Purchase Price Adjustment”) will be paid within five (5) Business Days after the Final Net Working Capital, Final Cash, Final Company Transaction Expenses and Final Indebtedness are agreed to pursuant to Section 1.3(b)(iii)(A), in accordance with this Section 1.3(b)(iv).

(A)    If the Purchase Price exceeds the Closing Purchase Price, then (1) the Purchaser shall pay to the LLC Seller an amount equal to the positive difference by wire transfer of immediately available funds (pursuant to the LLC Seller’s wire instructions in the Flow of Funds Memorandum); and (2) instruct the Escrow Agent to release the Purchase Price Adjustment Escrow Amount to the LLC Seller.

(B)    If the Closing Purchase Price exceeds the Purchase Price, then (1) the LLC Seller will execute such documentation necessary to instruct the Escrow Agent to pay from the Purchase Price Adjustment Escrow Account an amount equal to the difference (by execution of joint written executions, signed by the Purchaser and the LLC Seller) to an account designated by the Purchaser and (2) where the Purchase Price Adjustment exceeds the Purchase Price Adjustment Escrow Amount, the difference shall be paid to the Purchaser from the LLC Seller by wire transfer of immediately available funds to an account designated by Purchaser. Where the Purchase Price Adjustment is lower than the Purchase Price Adjustment Escrow Amount, the funds remaining in the Purchase Price Adjustment Escrow Account after payment to the Purchaser pursuant to this Section 1.3(b)(iv)(B) shall be paid to the LLC Seller (by execution of joint written executions, signed by the Purchaser and the LLC Seller).

(C)    Any payments made pursuant to this Section 1.3(b)(iv) shall constitute an adjustment to the applicable Purchase Price for Tax purposes and shall be treated as such by the parties on their Tax Returns and in any communications with any Taxing Authorities.

1.4    Form of Payments. Except as expressly provided herein, all payments under this Agreement will be made by delivery to the recipient by depositing, by wire transfer, the required amount (in immediately available funds in United States currency) in an account of the recipient, which account will be designated by the recipient in the Flow of Funds Memorandum or otherwise in writing at least three (3) Business Days prior to the date of the required payment.

1.5    Closing.

(a)    Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place remotely via the exchange of electronic documents and signatures on December 31, 2021 or such later date within two (2) Business Days following the satisfaction of or waiver of all conditions to, the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date, time and place as the Purchaser and the LLC Seller may agree (the “Closing Date”). For purposes of determining Net Working Capital, Indebtedness and Cash and, to the extent permitted by Law and GAAP, for accounting purposes, the parties will treat the Closing as being effective at 11:59 p.m. Eastern Time on the day prior to the Closing Date, (the “Effective Time”), provided, that, for purposes of Tax, the parties will treat the Closing as being effective as of 11:59 p.m. Eastern Time on the Closing Date.

(b)    At the Closing, (i) the Sellers or the Company will deliver to the Purchaser the various certificates, instruments, and documents referred to in Section 7.1 and (ii) the Purchaser will deliver to the Company and the Sellers the various certificates, instruments, and documents referred to in Section 7.2.

1.6    Withholding Taxes. Notwithstanding any other provision in this Agreement, the Purchaser, the Company and the Sellers shall have the right to deduct and withhold Taxes from any payments to be made hereunder if such withholding is required by Law and to collect any necessary Tax forms, including Form W-9, or any similar information, in consultation with the LLC Seller, and such amounts shall be reflected in the Flow of Funds Memorandum. To the extent that amounts are withheld and paid to the appropriate Taxing Authority such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the applicable Person in respect of which such deduction and withholding was made. Purchaser agrees to provide the LLC Seller with at least two days’ prior written notice regarding any proposed withholding with respect to the Closing Purchase Price (other than any withholding with respect to any payments to employees set forth on Schedule CBP).

2.            REPRESENTATIONS AND WARRANTIES OF THE SELLERS.

Except as set forth in the Disclosure Schedules, the Individual Sellers and the LLC Seller hereby represent and warrant to the Purchaser the following matters in this Section 2. These representations and warranties are made as of the Execution Date and as of the Closing Date, except to the extent that a representation, warranty or section of the Disclosure Schedules expressly states that such representation or warranty, or information in such section of the Disclosure Schedules, is made only as of an earlier date or as of the Execution Date.

2.1    Organization. The LLC Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia, and is qualified or registered to do business and in good standing in each jurisdiction in which the nature of its business or operations would require such qualification or registration.

2.2    Necessary Authority. Each Seller has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which such Seller is a party, to perform such Seller’s obligations hereunder and thereunder, to consummate the transactions contemplated hereby and thereby. This Agreement has been, or with respect to Transaction Documents to be delivered at the Closing by any Seller, will be, duly authorized, executed and delivered by such Seller and constitute (assuming, in each case, the due authorization, execution and delivery by each other party thereto) the legal, valid and binding obligations of such Seller enforceable against such Seller in accordance with its terms and conditions, subject only to applicable bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.

2.3    Title to the Interests. The LLC Seller owns good, valid and marketable title to all of the Interests, free and clear of any and all Liens (other than Liens under securities Laws) and upon delivery of the LLC Seller’s Interests to the Purchaser on the Closing Date in accordance with this Agreement and upon Purchaser’s payment of the closing payments in accordance with Section 1.1, the entire legal and beneficial interest in the LLC Seller’s Interests and good, valid and marketable title to such Interests, free and clear of all Liens (other than Liens under securities Laws or otherwise imposed by the Purchaser or its creditors), will pass to the Purchaser. Except as otherwise set forth on Schedule 3.3(a), other than this Agreement and the Charter and Governing Documents of the Company, there are no outstanding contracts, commitments, understandings, arrangements or restrictions (other than applicable federal and state securities Laws) to which any of the LLC Seller or the Individual Sellers is a party or by which any of the LLC Seller of the Individual Sellers is bound relating to any of such Interests.

2.4    No Conflicts. Except as set forth on Schedule 2.4 of the Disclosure Schedules, the execution, delivery and performance by the Sellers of this Agreement and the other Transaction Documents to which any Seller is a party, and the consummation of the transactions contemplated herein or therein do not and will not: (a) violate the Charter or Governing Documents of the LLC Seller, (b) require any Seller to obtain the consent or approvals of, or make any filing with, any person or public authority, except for consents and approval already obtained and notices or filings already made, (c) violate any Law or (d) constitute or result in the breach of any provision of, or constitute a default under, any contract to which any Seller is a party or by which such Seller’s assets are bound, in each case, except to the extent that such violation, breach or default would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the consummation of the transactions contemplated hereunder.

2.5    Brokers. Except as set forth on Schedule 3.25, no broker, finder or investment banker or other similar person is directly or indirectly entitled to any brokerage, finder’s or other fee or commission or any similar charge in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Seller.

2.6    No Other Representations and Warranties. Except for the representations and warranties contained in Section 2 and Section 3 (as modified by the Disclosure Schedules hereto), the Sellers make no express or implied representation or warranty.

3.           REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Except for the information set forth in the Disclosure Schedules, the Sellers and the Company represent and warrant to the Purchaser the matters set forth in this Section 3. These representations and warranties are made as of the Execution Date and as of the Closing Date, except to the extent that a representation, warranty or section of the Disclosure Schedules expressly states that such representation or warranty is made only as of an earlier date. For purposes of this Section 3, references to “Company” shall be deemed to include its Subsidiary and the JV Entities, as applicable, provided, however, (i) the “Company” shall not be deemed to include the Subsidiary or any JV Entity for purposes of the representations and warranties set forth in Sections 3.1 - Section 3.4, Sections 3.8, 3.10, 3.14, 3.16, and 3.31 (ii) the “Company” shall not be deemed to include any JV Entity for purposes of any Fundamental Seller Representation, (iii) defined terms used in Section 3 which include “Company” in the definition or defined term do not include any JV Entity or Subsidiary, and (iv) references to the “Company” in the Disclosure Schedules shall not be deemed to include the Subsidiary or any JV Entity.

3.1    Organization. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia, and is qualified or registered to do business and in good standing in each jurisdiction in which the nature of its business or operations would require such qualification or registration. The Company is qualified or registered to do business in each jurisdiction listed on Schedule 3.1.

3.2    Authorization; Corporate Documentation. The Company has the limited liability company or other power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The copies of the Company’s Charter and the Governing Documents (copies of which have been delivered to the Purchaser) are true, complete and correct copies of such Charter and Governing Documents, as amended through and in effect on the Execution Date.

3.3    Title; Capitalization.

(a)    The LLC Seller owns good, valid and marketable title to all of the Interests, free and clear of any and all Liens (other than Liens under securities Laws). Except as set forth on Schedule 3.3(a), the Interests constitute all outstanding equity securities of the Company. All such Interests (i) have been duly and validly issued; and (ii) were not issued in violation of any preemptive rights or rights of first refusal or first offer. All of the issued and outstanding Interests and all of the other securities issued by the Company were granted, offered, sold and issued in compliance, in all material respects, with all applicable state and federal securities Laws. Except as set forth on Schedule 3.3(a), there are no outstanding or authorized Convertible Securities, equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 3.3(a)(iii), there are no outstanding voting trusts, proxies, equity holder agreements or any other agreements or understandings with respect to Company securities, and there are no preemptive rights or rights of first refusal or first offer, nor are there any Contracts to which the Company is a party or by which the Company is bound relating to any of the Interests or any other equity securities of the Company.

(b)    Other than as set forth on Schedule 3.3(b), the Company does not own any equity interest in any other Person. All of the equity interests in the Company’s Subsidiary are set forth on Schedule 3.3(e).

3.4    Binding Agreement. This Agreement has been duly executed by the Company and delivered to the Purchaser, and constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles. Upon execution and delivery at the Closing by the Company, each other Transaction Document to which the Company is, or is specified to be, a party, will be duly and validly executed by the Company, and delivered to the Purchaser on the Closing Date, and will constitute (assuming, in each case, the due authorization, execution and delivery by each other party thereto) the Company’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.

3.5    No Breach. Except as set forth on Schedule 3.5, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by the Company do not and will not (a) violate or conflict with the Charter or Governing Documents of the Company; (b) violate or conflict with, in any material respect, any Law to which the Company or the Interests are subject; (c) with or without giving notice or the lapse of time or both, materially breach or conflict with, constitute or create a material default under, or give rise to any right of termination or cancellation of, any of the terms, conditions or provisions of any Material Contract or Government Contract listed or required to be listed on Schedule 3.27(a) to which the Company is a party or by which the Company may be bound as of the Execution Date; (d) result in the imposition of a Lien on the Company, the Interests or Assets, except for Permitted Liens; or (e) as of the Execution Date, assuming the accuracy of the Purchaser’s representations in Section 4.7, require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Authority by the Company (other than under a Government Contract).

3.6    Permits. The Company possesses all Permits required to own the Assets and conduct the business of the Company as now being conducted. Schedule 3.6 sets forth a complete and accurate list of each Permit material to the operation of the business of the Company (the “Company Permits”) together with the name of the Governmental Authority issuing such Company Permit and the expiration or renewal date of such Company Permit. The Company Permits are valid and in full force and effect. The Company is not in default under, and no condition exists that with notice or lapse of time or both would reasonably be expected to constitute a default under, the Company Permits. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by the Company do not and will not give rise to any right of termination or cancellation of any Company Permit.

3.7    Compliance With Laws.

(a)    Except as set forth on Schedule 3.7, the Company is, and since January 1, 2016 has been, in compliance, in all material respects, with all Laws applicable to the business or Assets.

(b)    Since January 1, 2016, neither the Company, nor any of its officers or managers, and to the Company’s Knowledge, none of the agents or employees of the Company has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful offer of payment of anything of value to foreign government officials or employees of a foreign political party or candidates for foreign political office, (iii) violated any applicable money laundering or anti-terrorism law or regulation, or (iv) to the Company’s Knowledge, taken any action that would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law of similar effect.

(c)    The Company is in compliance, in all material respects, with all applicable statutory and regulatory requirements under the Export Control Laws. Since January 1, 2016, the Company has not received any written communication alleging that it is not in compliance with the Export Control Laws.

3.8    Title to Assets. Except as set forth on Schedule 3.8, the Company has good and marketable title to all of the Assets owned by the Company (excluding Intellectual Property which is addressed in Section 3.11 hereof), free and clear of all Liens except for Permitted Liens. Immediately following the Closing, all of the Assets will be owned, leased or available for use by the Company on terms and conditions substantially similar to those under which, immediately prior to the Closing, the Company owns, leases, uses or holds available for use such Assets.

3.9    Condition of Personal Property. Except as set forth on Schedule 3.9, all items of Personal Property with a fair market value greater than $10,000 individually used in the operation of the business of the Company are in satisfactory operating condition and repair (reasonable wear and tear excepted) and are suitable for the purposes for which they are currently being used.

3.10    Accounts Receivable. Except as set forth on Schedule 3.10, all accounts receivable of the Company shown on the balance sheet included in the Financial Statements arose from sales actually made or services actually performed in the Ordinary Course of Business of the Company and/or billings in accordance with contractual terms.

3.11    Intellectual Property.

(a)    Schedule 3.11(a) sets forth (i) all registered Copyrights, registered Trademarks, Domain Names, Patents, and all applications to register any of the foregoing in each case owned by, assigned to or filed in the name of the Company (“Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title of the item; (B) the owner of the item; (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed; and (D) the issuance, registration or application numbers and dates, and (ii) all material licenses (whether term based or perpetual) as of the Execution Date (other than (A) licenses and subscriptions for commercial off-the-shelf software with an annual license or subscription fee of $25,000 or less, (B) authorizations to use Intellectual Property provided as government furnished equipment or government furnished information under a Government Contract, (C) authorizations to use Intellectual Property made available by a prime contractor under a Government Contract, (D) any additional non-exclusive licenses implied by law to end-user customers for use of products, and (E) any non-exclusive license to use confidential information of a third party for limited evaluation purposes under a non-disclosure agreement) under which the Company is a licensee or otherwise is authorized to use or practice any Intellectual Property owned by a third party (such licenses and sublicenses collectively “IP Licenses”). To the Company’s Knowledge, all of the Registered IP is in effect and all renewal fees and other maintenance fees due and payable as of the date hereof have been paid by the Company. All Company IP developed by current and former employees and contractors of the Company has either (i) been assigned to the Company under a written agreement signed by such employee or contractor or (ii) is owned by the Company by virtue of applicable Law governing developments made in the scope of employment to the IP Licenses.

(b)    Except as set forth on Schedule 3.11(b), the Company owns, free and clear of all Liens, (other than Permitted Liens and non-exclusive license rights granted in the Ordinary Course of Business of the Company, including, rights granted under any Government Contract in which the Governmental Authority has funded all or part of the development costs) and has valid and enforceable rights in all of the material Company IP used by the Company in the conduct of its business as of the Execution Date, excluding any pending applications to register Intellectual Property. The Company has valid and enforceable licenses to use all Intellectual Property owned by third parties that is subject to the IP Licenses.

(c)    Except as set forth on Schedule 3.11(c), the Company has no Knowledge of infringement, dilution, misappropriation, or other unauthorized use (i) by the Company of any Intellectual Property of any other Person or (ii) by any other Person of any Company IP. Except as set forth on Schedule 3.11(c), the Company has not received any written complaint or written notice of any Claim involving matters of the types contemplated by the immediately preceding sentence, which Claim remains unresolved as of the Execution Date.

(d)    Except as set forth on Schedule 3.11(d), or in connection with applications for patent protection, to the Company’s Knowledge, no Company IP that is a Trade Secret has been disclosed by the Company to any Person other than employees, consultants or contractors of the Company who had a need to know such Company IP in the ordinary course of employment or contract performance on behalf of the Company. Except as set forth on Schedule 3.5, no consent or approval under any IP License is required as a result of the execution and delivery of this Agreement or the performance of the obligations of the Company hereunder.

(e)    To the Company’s Knowledge, there have been no successful unauthorized intrusions or material breaches of the security of the Company System.

(f)    To the extent the Company uses any “open source” or “copyleft” software or is a party to “open” or “public source” or similar licenses, the Company is in material compliance with the terms of any such licenses. The Company is not required under any such license to (a) make or permit any disclosure or to make available any source code for its, its licensors’ or (except where the applicable customer agreement expressly required the use of open source software) its customers’ proprietary software, or (b) distribute or make available, license with the permission to make derivative works, or make redistributable any of the Company’s, its licensors’ or (except where the applicable customer agreement expressly required the use of open source software ) its customers’ proprietary software, source code or intellectual property (or to permit any such distribution or availability).

3.12    Contracts.

(a)    Schedule 3.12(a) (which lists Contracts by each applicable subsection referenced below in this Section 3.12(a)) contains a complete, current and correct list of all of the following Contracts to which the Company is bound as of the Execution Date, provided, that for this Section 3.12, the term Contracts shall not include (i) Leases, Government Contracts, Teaming Agreements, Government Bids, Lower-Tier Subcontracts, Benefit Plans, insurance policies or IP Licenses so long as such Contracts are disclosed on Schedule 3.20(a), Schedule 3.27(a), Schedule 3.17(a), Schedule 3.18 or Schedule 3.11(a), respectively, if required to be disclosed thereon, (2) the Company’s standard form Contracts with employees of the Company containing confidentiality, non-competition, non-disclosure, or intellectual property assignment provisions, or (3) the Company’s confidentiality agreements with third parties entered into in the Ordinary Course of Business:

(i)      any Contract or group of related Contracts which involve (1) expenditures by the Company for the period from January 1, 2021 through November 14, 2021 in excess of $75,000, or (2) receipts by the Company for the period from January 1, 2021 through November 14, 2021 in excess of $150,000;

(ii)     any Contract with any of the officers, directors, employees or Affiliates of the Company not otherwise listed on another Schedule hereto, including all non-competition, severance, and indemnification agreements;

(iii)    any partnership, joint venture or profit-sharing agreement entered into with any Person;

(iv)    any settlement agreement involving Claims by or against the Company under which the Company has outstanding obligations;

(v)     any loan agreement, agreement of Indebtedness, capital or operating lease, credit, note, security agreement, guarantee, mortgage, indenture or other document relating to the borrowing of money or extension of credit, in each case, involving more than $25,000 by or to the Company;

(vi)    any Contract containing any limitation on the freedom of the Company to engage in any line of business or compete with any Person or to operate at any location in the world;

(vii)  any Contract relating to (A) the disposition, other than in the Ordinary Course of Business of the Company, of the assets or other business operations of, or any interest in, the Company, or (B) the acquisition other than in the Ordinary Course of Business of the Company of the assets or other business operations of, or any interest in, any business of another Person; and

(viii)  any Contract entered into outside the Ordinary Course of Business of the Company involving outstanding payment or obligations in excess of $25,000 that is not otherwise described in this Section 3.12(a) and that is not a Company Transaction Expense.

(b)    All of the Material Contracts are in full force and effect, and are valid, binding, and enforceable against the Company in accordance with their terms, except to the extent that the enforceability thereof may be affected by bankruptcy, insolvency, or similar Laws affecting creditors’ rights generally or by court-applied equitable principles. Except as set forth on Schedule 3.12(b), there exists no material breach, default or violation on the part of the Company or, to the Company’s Knowledge, on the part of any other party to any such Material Contract nor has the Company received written notice of any such breach, default or violation.

3.13    Litigation. Except as set forth on Schedule 3.13, there are no, and within the past three (3) years there have not been any, Legal Proceeding pending or, to the Company’s Knowledge, threatened against, the Company, or any director, officer, executive or, to the Company’s Knowledge, non-executive employee, independent contractor or agent of the Company (in their capacities as such), at law or in equity, or before or by any Governmental Authority. Except as set forth on Schedule 3.13, the Company is fully insured with respect to each of the matters set forth on Schedule 3.13 (except to the extent of any applicable deductible and subject to applicable insurance limits) or each such matter has been settled, closed or otherwise fully resolved without any continuing liability to or obligations of the Company. The Company is not subject to or bound by any outstanding Orders.

3.14    Financial Statements. Attached to Schedule 3.14 are true, correct and complete copies of the audited balance sheet, statement of income and statement of retained earnings and cash flows of the Company as of and for the years ended December 31, 2020 and December 31, 2019 (including any related notes and schedules), as audited by the Company’s independent accounting firm and the unaudited balance sheet as of September 30, 2021 (the “Most Recent Balance Sheet Date”) and the statements of income of the Company for the nine (9) month period then ended (collectively, the “Financial Statements”). The Financial Statements were prepared in accordance with the books and records of the Company, and present fairly, in all material respects, the financial condition and the results of operations of the Company as of the respective dates and for the respective periods thereof. Except as set forth on Schedule 3.14, the Financial Statements have been prepared in accordance with GAAP as consistently applied by the Company through and among the periods indicated (provided, that the interim statements are subject to year-end adjustments which are not material (individually or in the aggregate) and do not contain footnotes and presentation items required by GAAP). The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

3.15    Liabilities. The Company has no liabilities of a nature required by GAAP to be included on the Company’s balance sheet except liabilities (a)  that are accrued and reflected on the Financial Statements; (b)  that are Company Transaction Expenses or that are listed on Schedule 3.15; (c)  that have arisen in the Ordinary Course of Business of the Company since the Most Recent Balance Sheet Date; (d) to perform under the Contracts of the Company; and (e) liabilities that reduce the Seller Closing Proceeds.

3.16    Taxes.

Except as disclosed on Schedule 3.16 hereto:

(a)    the Company has filed all Tax Returns required to have been filed by it;

(b)    all such Tax Returns are true, correct and complete in all material respects;

(c)    the Company has paid all Taxes which are due and payable by it (whether or not shown on any Tax Return);

(d)    the Company has made available to the Purchaser true and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Company for the five (5) year period prior to the date of this Agreement with respect to the Company;

(e)    the Company has not waived, extended, or requested or agreed to extend any applicable statute of limitations relating to any Tax assessment or deficiency (other than extensions of the applicable statute of limitations as a result of filing a Tax Return on extension), which waiver or extension is still in effect, or agreed to any extension of time for filing any Tax Return of the Company which Tax Return has not been filed;

(f)    there are no Liens (other than Permitted Liens) on any of the Assets that arose in connection with any failure (or alleged failure) by the Company to pay any Tax;

(g)    (i) there is no federal, state, local or non-U.S. Tax audit or examination or any proceeding now being conducted, pending or threatened in writing (or, to the Company’s Knowledge, otherwise threatened) with respect to the Company, (ii) there is no current dispute or claim concerning any Tax liability of the Company either claimed or raised by any Taxing Authority in writing and (iii) the Company has not received from any Governmental Authority (including in jurisdictions where the Company does not file Tax Returns) any written (A) notice indicating an intent to open an audit or other review, (B) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against the Company, or (C) request for information relating to Tax matters, which, in each case, has not been resolved;

(h)    the Company has collected or withheld all Taxes required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities to the extent due and payable;

(i)    the Company is not a party to any Tax allocation or sharing agreement excluding, however, any agreement or arrangement the primary purpose of which is not the allocation, sharing or indemnification of Tax liability;

(j)    the Company (i) has not been a member of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return and (ii) does not have any liability for the Taxes of any Person (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or (B) as a transferee or successor, by contract (other than a contract the primary purpose of which is not the allocation, sharing or indemnification of Tax liability) or otherwise;

(k)    from January 1, 2010 until December 8, 2021, the Company was a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code for all federal and, to the extent allowable under applicable Laws in jurisdictions where the Company is subject to state and local income Taxes;

(l)    from December 9, 2021 through the date hereof, the Company has been either a “qualified subchapter S subsidiary” (within the meaning of Section 1361(b)(3)(B) of the Code) or a disregarded entity for all federal and, to the extent allowable under applicable Laws in jurisdictions where the Company is subject to state and local income Taxes;

(m)    on the date hereof, the Company is a disregarded entity for all federal and, to the extent allowable under applicable Laws in jurisdictions where the Company is subject to state and local income Taxes;

(n)    the unpaid Taxes of the Company did not, as of the Most Recent Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet as of such date contained in the Financial Statements;

(o)    the Company has not incurred (and has no potential for) any liability for income Taxes under Code Section 1374 on the disposition or sale of any Asset of the Company (whether actual or deemed); and

(p)    any powers of attorney granted by or with respect to the Company prior to the Closing relating to Taxes will terminate and be of no effect following the Closing.

3.17    Employee Benefit Plans; ERISA.

(a)    Schedule 3.17(a) contains a true and complete list of all material employee benefit plans (within the meaning of Section 3(3) of ERISA) and any deferred compensation arrangements, bonus compensation plans or policies, severance pay, disability, vacation and sick leave benefits maintained or sponsored, contributed to or required to be maintained or contributed to by the Company or under which the Company has any liability or contingent liability, for the benefit of employees of the Company (the “Benefit Plans”). With respect to any Benefit Plan, no Claims (other than routine claims for benefits in the ordinary course) are pending or, to the Company’s Knowledge, threatened in writing. With respect to each Benefit Plan that is intended to be qualified within the meaning of Code Section 401(a), such plan has received, or is entitled to rely upon, a favorable determination or opinion letter as to its qualification. Each Benefit Plan has been operated in compliance in all material respects with its terms and with the requirements of all applicable Laws.

(b)    Except as set forth on Schedule 3.17(b), at no time during the past six (6) years has the Company or any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o)) currently (nor at any) maintained, sponsored or contributed to, or been obligated to contribute to any Benefit Plan which is subject to Title IV of ERISA or Section 412 of the Code or to any “multiemployer plan”, within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA. No event has occurred and no condition exists with respect to a Benefit Plan that is reasonably be expected to result in a material Tax, Lien (other than Permitted Liens), or other material liability imposed by ERISA, the Code or other applicable Laws for which the Company may be liable in any material respect. The Company does not maintain retiree life or retiree health insurance plans that provide for continuing benefits or coverage for any participant or any beneficiary of a participant except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or at the sole expense of the participant or any participant’s beneficiary.

(c)    Each “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been maintained in all material respects in compliance with Section 409A of the Code, as applicable, and the Company has no obligation to pay a Tax gross-up payment to, or otherwise indemnify or reimburse any Person for a Tax-related excise tax, interest or penalty arising due to a violation of Section 409A of the Code.

(d)    Except as set forth on Schedule 3.17(d), no Benefit Plan exists that, as a result of the transactions contemplated by this Agreement, would result in the payment to any current or former employee or director of the Company of any money or other property or would result in the acceleration or provision of any other rights or benefits to any current or former employee of the Company, whether or not such payment, right or benefit would constitute a parachute payment within the meaning of Code Section 280G.

3.18    Insurance. Schedule 3.18 lists all insurance policies held by the Company (excluding insurance policies related to Benefit Plans and provided on Schedule 3.17(a)) relating to the business of the Company, copies of which have been made available to the Purchaser. All such insurance policies are in full force and effect as of the Execution Date and all premiums with respect to such policies have been accurately computed and paid in full prior to Closing. Each such insurance policy is legal, valid, binding, enforceable and, except as set forth on Schedule 3.5, in full force and effect as of the Closing, except to the extent that the enforceability thereof may be affected by bankruptcy, insolvency, or similar Laws affecting creditors’ rights generally, or by court applied equitable principles. The insurance policies identified on Schedule 3.18 meet or exceed the insurance requirements of all Contracts to which the Company is a party. There are no outstanding claims under such policies which are reasonably likely to exhaust the applicable limitation of liability.

3.19    Environmental Matters. Except as set forth in Schedule 3.19, (i) the Company is, and in the past five (5) years has been in compliance in all material respects with all Environmental Laws, (ii) the Company has obtained, maintained, and complied for the last five (5) years in all material respects with all governmental authorizations required by Environmental Laws for the operation of the Company and its use and occupation of the Leased Premises, (iii) the Company has not received in the past five (5) years (or earlier, to the extent not fully and finally resolved) any written (or, to the Company’s Knowledge, oral) notice, report or other information regarding any actual or alleged material violation of, or material liability or obligation under, any Environmental Law, (iv) the Company is not subject to any Order or proceeding relating to any Environmental Law or any Hazardous Material, (v) the Company has not manufactured, distributed, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any Hazardous Material, or owned or operated any property or facility (including the Leased Premises) which is or has been contaminated by any Hazardous Material, so as to give rise to any material liability (contingent or otherwise) of the Company pursuant to any Environmental Laws, and (vi) the Company has not assumed, undertaken, become subject to or provided an indemnity with respect to any material liability (contingent or otherwise) of any other Person relating to Environmental Laws or Hazardous Materials. The Company has furnished to the Purchaser all environmental, health and safety audits, reports, and other material environmental documents relating to its past or current operations, properties or facilities which are in its possession or under its reasonable control.

3.20    Real Estate.

(a)    Schedule 3.20(a) contains a complete and accurate list of all premises leased by the Company (the “Leased Premises”) for the operation of the Company’s business, excluding the use of facilities of Governmental Authority customers of the Company in accordance with the Current Government Contracts and use of home offices by employees of the Company in the Ordinary Course of Business of the Company (each an “Excluded Facility”), and of all leases, lease guaranties, and agreements (collectively, the “Leases”). The Company made available to the Purchaser a true and complete copy of each of the Leases, and in the case of any oral Lease, a written summary of the material terms of such Lease. The Leased Premises and the Excluded Facilities constitute all interests in real property currently owned, leased, used, occupied or currently held for use by the Company. The Leases (i) are valid, binding and enforceable obligations of the Company, and to the Knowledge of the Company, against the other party thereto, in accordance with their terms and are in full force and effect, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles; and (ii) other than as set forth on Schedule 3.5, the Company has no Knowledge of the occurrence of any event which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default thereunder by the Company or any other party to such Lease. The Leased Premises are (i) in good operating condition and repair, subject to ordinary wear and tear (consistent with the age of such Leased Premises); (ii) not in need of maintenance or repair except for ordinary routine maintenance and repair; and (iii) to the Company’s Knowledge, structurally sound with no known defects.

(b)    To the Company’s Knowledge, the Leased Improvements are (i) structurally sound with no known material defects; (ii) in substantially good operating condition and repair, subject to ordinary wear and tear (consistent with the age of such items); (iii) not in need of material maintenance or repair except for ordinary routine maintenance and repair; and (iv) in conformity in all material respects with all applicable Laws relating thereto currently in effect. All of the Leased Improvements on the Leased Premises are located entirely on such Leased Premises.

3.21    No Other Agreement To Sell. Other than the sale of Assets in the Ordinary Course of Business of the Company and the transactions contemplated by this Agreement, the Company does not have any legal obligation, absolute or contingent, to any other Person (other than Purchaser under this Agreement) to sell, encumber or otherwise transfer the Company, the Interests, the Assets, or the business of the Company (in whole or in part), or to effect any merger, consolidation, combination, share exchange, recapitalization, liquidation, dissolution or other reorganization involving the Company, or to enter into any agreement with respect thereto.

3.22    Transactions with Certain Persons. Except as set forth on Schedule 3.22, no officer, manager or director of the Company, nor any member of any such individual’s immediate family is presently, or within the past three (3) years has been, a party to any transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by or to the Company; (b) providing for the rental of real or personal property from or to the Company; or (c) otherwise requiring payments from or to any such individual or any Person in which any such individual has an interest as an owner, officer, director, manager, trustee or partner or in which such Person has any direct or indirect interest (in each case, other than transactions involving services or expenses as directors, officers, equityholders or employees of the Company in the Ordinary Course of Business of the Company).

3.23    Employees. Schedule 3.23 includes a complete and accurate list of all employees of the Company as of November 30, 2021 showing for each as of that date the employee’s name, job title or description, salary level and also showing any bonus, commission (other than any such arrangements under which payments are at the discretion of the Company) paid since January 1, 2021 through such date, and listing any existing employment agreement with such employee (it being understood that all parties do not consider any “at-will” arrangements with employees to be employment agreements). With respect to all Persons classified by the Company as independent contractors during the last three (3) years, the Company has reported each such Person’s compensation on IRS Forms 1099 during such period when required to do so.

3.24    Labor Relations. Except as set forth on Schedule 3.24, the Company is not party to any collective bargaining agreement or other Contract with any group of employees, labor organization or other representative of any of the employees of the Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. Since January 1, 2016, there has not occurred or, to the Company’s Knowledge, been threatened in writing any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Since January 1, 2016, the Company has not discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee who had previously submitted to his or her supervisor or anyone else in a position of authority with the Company any written or oral complaint, concern or allegation regarding any alleged unlawful or unethical conduct by the Company or its employees relating to accounting. There is not presently existing, and except as set forth on Schedule 3.24, there has not been any claim pending since January 1, 2016, or to the Company’s Knowledge presently threatened, related to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

3.25    Brokers. Except as set forth on Schedule 3.25, no broker, finder or investment banker or other Person is directly or indirectly entitled to any brokerage, finder’s or other similar contingent fee or commission or any similar charge in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates (other than any transaction bonuses identified on Schedule CBP).

3.26    Privacy and Security.  Except as set forth in Schedule 3.26:

(a)    The Company’s past and present collection, use, retention, and dissemination of Personal Information complies with, in all material respects, and has not in any material respect violated (i) any Contract to which the Company is a party, (ii) any applicable Laws, including Privacy and Security Laws, or (iii) the Company privacy policy.

(b)    The Company has not received any written notice from any Governmental Authority that it is under investigation by any Governmental Authority for a violation of any Privacy and Security Law, which matter remains unresolved.

(c)    Complete and accurate copies of any written complaints delivered to the Company during the past twelve (12) months alleging a violation of any Privacy and Security Laws, have been made available to the Purchaser.

(d)    Since January 1, 2016, there have been no material data security breach of any computer systems or networks, or unauthorized use or disclosure of any Personal Information, owned, used, stored, received, or controlled by or on behalf of the Company, including any unauthorized use or disclosure of Personal Information that would constitute a breach for which notification to individuals and/or regulatory authorities is required under any applicable Privacy and Security Laws.

3.27    Government Contracts.

(a)    Schedule 3.27(a) sets forth a current, complete, and accurate list of each Current Government Contract as of the Execution Date. Each of the Government Contracts set forth on Schedule 3.27(a) is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms against the Company and, to the Company’s Knowledge, all other parties thereto. Except as set forth on Schedule 3.27(a), the Company has not received written notice that any of the Government Contracts set forth on Schedule 3.27(a) is the subject of an ongoing bid or award protest proceeding and, to the Company’s Knowledge, no such Government Contract is reasonably likely to become the subject of a bid or award protest proceeding. The Company has made available to the Purchaser complete and correct copies of each Government Contract set forth on Schedule 3.27(a), including all related modifications. Schedule 3.27(a) sets forth a current, complete and accurate list of each Government Bid that is outstanding as of the Execution Date.

(b)    Except as set forth on Schedule 3.27(b), no Current Government Contract was, at the time of award, dependent upon the Company’s representation that is was a small business concern or otherwise had a preferential status under a program administered by a Governmental Authority, and each Government Bid that is outstanding as of the date hereof in which the Company represents that it has, or for which the relevant competition is restricted to bidders with, such preferential status. Schedule 3.27(b) also sets forth the type of preferential status associated with each such Government Contract listed on Schedule 3.27(b), as well as the NAICS code applicable thereto.

(c)    Except as set forth on Schedule 3.27(c), no Current Government Contract is required by its terms or Law to be terminated as a result of the consummation of this Agreement.

(d)    With respect to each Government Contract and Government Bid:

(i)      The Company has complied in all material respects during the past six (6) years with the material terms and conditions of, and clauses incorporated in, each Government Contract and Government Bid. To the Company’s Knowledge, no event has occurred during the past six (6) years which, with the passage of time or the giving of notice or both, would result in a condition of material default or material breach in any material respect by the Company of a Government Contract.

(ii)     The Company has complied in all material respects during the past six (6) years with all Laws pertaining to each Government Contract or Government Bid, including without limitation the following Laws to the extent applicable: the Truth in Negotiations Act of 1962; the Service Contract Act of 1965; the Federal Acquisition Regulation (“FAR”) and any agency supplement thereto; and the Cost Accounting Standards. To the Company’s Knowledge, no event has occurred during the past six (6) years which, with the passage of time or the giving of notice or both, would result in a violation in any material respect of any Law pertaining to a Government Contract or Government Bid.

(iii)   During the past six (6) years, the Company has not submitted a Government Bid or been awarded a Government Contract based upon material misrepresentations or material inaccuracies in representations and certifications executed by the Company in connection therewith or contained on SAM.gov. The representations and certifications referenced in the preceding sentence have continued to be current, accurate, and complete in all respects to the extent required by the terms of a Government Contract or Law.

(iv)    During the past six (6) years, all invoices and claims for payment, reimbursement or adjustment, including without limitation requests for progress payments or provisional payments, submitted by or on behalf of the Company in connection with a Government Contract were current, accurate and complete in all material respects as of their applicable submission dates.

(v)     To the extent required by a Government Contract or Law, the Company during the past six (6) years has maintained systems of internal controls, including without limitation quality control systems, cost accounting systems, estimating systems, purchasing systems, proposal systems, billing systems and management systems, that are in compliance in all material respects with all Laws and all material requirements of any Government Contracts.

(vi)    Within the past six (6) years, no Government Contract has been terminated for convenience or default, and, to the Company’s Knowledge, no such termination is reasonably likely to occur. The Company is not a party to any termination for convenience claim against a Governmental Authority.

(vii)   During the past six (6) years, the Company has not received any written cure notice or show cause notice regarding performance of a Government Contract or any written notice of, claim for, or assertion of, a condition of material default, breach of contract, or violation of Law in connection with a Government Contract or Government Bid. The Company is not a party to any Claim, dispute, or other proceeding with respect to such default, breach or violation.

(viii)  During the past six (6) years, there has not been any withholding or setoff of any material payments by a Governmental Authority or prime contractor or higher-tier subcontractor, due under any Government Contract on any basis, including without limitation the basis that a cost incurred or invoice rendered by the Company was questioned or disallowed by a Governmental Authority, prime contractor or higher-tier subcontractor or any of their audit representatives.

(ix)     The Company has not received any materially adverse or negative past performance evaluations or ratings in writing within the past six (6) years.

(x)     All costs, fees, profit and other charges and expenses of any nature that have been charged during the past six (6) years were in all material respects properly chargeable to the Company’s Government Contracts, were in all material respects charged in amounts consistent with the requirements of such Government Contracts and Law, and there are no pending or threatened (in writing or to the Company’s Knowledge orally) refunds, reimbursements, withholdings or setoffs, or adjustments including, without limitation any cost disallowances, which will result in a material loss to the Company.

(xi)    During the past six (6) years the Company has complied with the notice and pricing requirements of the price reduction clause in each multiple award schedule Government Contract to the extent applicable and, to the Company’s Knowledge, there are no facts or circumstances that would reasonably be expected to result in a material demand by a Governmental Authority for a refund based upon the Company’s failure to comply with the price reductions clause in any material respect during the past six (6) years.

(xii)   To the Company’s knowledge, each of its employees, during the past six (6) years has complied in all material respects with all timekeeping/time recordation requirements of the applicable Government Contracts.

(e)    Except as otherwise set forth on Schedule 3.27(e), with respect to any Government Contract or Government Bid:

(i)      There is no current pending claim or, to the Company’s Knowledge, reasonable basis to give rise to any claim against the Company for fraud or under the United States civil or criminal False Claims Acts or the United States Procurement Integrity Act.

(ii)     During the past six (6) years, the Company has received no document requests, subpoenas, search warrants or civil investigative demands addressed to or requesting information involving the Company in connection with or related to any Government Contract or Government Bid that have been or are reasonably expected to be materially adverse to the Company.

(iii)   During the past six (6) years, the Company has not received in writing notice of any administrative, civil or criminal investigation, indictment or criminal information, or audit by a Governmental Authority (other than routine audits by Defense Contract Audit Agency (“DCAA”) or the Defense Counterintelligence and Security Agency (“DCSA”) in the ordinary course of business) with respect to any Government Contract or Government Bid, including without limitation any audit relating to a suspected, alleged, or possible violation of United States civil or criminal False Claims Acts or the United States Procurement Integrity Act, provision of defective or non-compliant products or services, mischarging of prices or costs, misstatements of fact, or other acts, omissions or irregularities relating to any Government Contract or Government Bid that has been or is reasonably expected to be materially adverse to the Company.

(iv)    During the past six (6) years, neither the Company nor any other Person has conducted any internal audit or investigation (whether or not any outside legal counsel, auditor, accountant or investigator was engaged) with respect to any suspected, alleged or possible violation of Law related to any Government Contract or Government Bid that has been or is reasonably expected to be materially adverse to the Company.

(v)      During the past six (6) years, the Company has not made any disclosure to a Governmental Authority under FAR Subpart 3.1003 or FAR clause 52.203-13.

(vi)   During the past six (6) years, the Company has not made a written voluntary disclosure to any Governmental Authority with respect to any suspected, alleged or possible material breach, violation, mischarging, misstatement or other improper act or omission arising under or relating to any Government Contract or Government Bid.

(vii)   The practices and procedures used by the Company in estimating costs and pricing proposals and accumulating, recording, segregating, reporting and invoicing costs in connection with a Government Contract or Government Bid are in compliance in all material respects with applicable Laws, including without limitation FAR Part 31 and all applicable Cost Accounting Standards and related regulations, to the extent any such requirements are applicable, and during the past six (6) years the Company has not been notified in writing of any audit by a Governmental Authority (including without limitation DCAA) that has questioned such costs or identified any other failure to comply with contractual requirements or Law.

(f)    Schedule 3.27(f) lists each final written audit report or, if no final report is available, draft audit report, received by the Company during the past six (6) years issued by any Governmental Authority (including without limitation DCAA) with respect to any Government Contract, Government Bid or any direct or indirect cost or other accounting practice of the Company. The Company has made available to the Purchaser correct and complete copies of each such report.

(g)    Neither the Company or any “Principal” (as defined in FAR clause 52.209-5) of the Company during the past six (6) years has been or is the subject of a debarment, notice of proposed debarment, suspension or exclusion from participation in programs funded by any Governmental Authority or in the award of any Government Contract.

(h)    The Company has not been formally determined by a Governmental Authority to be non-responsible for award of a Government Contract within the past six (6) years.

(i)     Neither the Company nor any of its Principals (as defined at FAR clause 52.209-5) has, within the past six (6) years, been convicted of or had a civil judgment rendered against them for: (A) commission of fraud or a criminal offense in connection with the obtaining, attempting to obtain, or performing of a Government Contract; (B) violation of federal or state antitrust statutes relating to submission of offers; or (C) commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, tax evasion, violating federal criminal tax laws, or receiving stolen property; or been notified of any delinquent federal taxes in an amount that exceeds Three Thousand Dollars ($3,000) for which the liability remains unsatisfied. Neither the Company nor any of its Principals (as defined at FAR clause 52.209-5) is presently indicted for, or otherwise criminally or civilly charged by a Governmental Authority with the commission of any of the foregoing offenses.

(j)     The Company does not have any outstanding requests for equitable adjustment or material claims asserted by or against a Governmental Authority or any prime contractor, subcontractor, vendor or other third party arising under or relating to a Government Contract or Government Bid.

(k)   There are no material outstanding disputes between the Company, on the one hand, and any Governmental Authority or any prime contractor or higher-tier subcontractor for which the Company serves as a subcontractor, on the other hand, under the Contract Disputes Act or any other Law governing disputes arising under such Government Contracts.

(l)     There are no material outstanding disputes between the Company, on the one hand, and any lower-tier subcontractor or vendor, on the other hand, arising under or relating to any such Government Contract or Government Bid.

(m)   There are no financing arrangements or assignments of payments owed under any Current Government Contract.

(n)    Except as otherwise set forth on Schedule 3.27(n), with respect to any Current Government Contract or Government Bid, the Company is not required to perform with individuals possessing a personnel security clearance and the Company is not required to maintain a facility security clearance.

(o)    During the past six (6) years, the Company has not made a report of a cybersecurity incident under Defense Federal Acquisition Regulation Supplement (“DFARS”) clause 252.204-7012(c) or other applicable cybersecurity requirement relating to the Government Contracts. The Company is in compliance in all material respects with the requirements set forth in DFARS clause 52.204-7012, to the extent applicable, or other applicable cybersecurity requirements relating to the Government Contracts.

(p)    Except as otherwise set forth on Schedule 3.27(p):

(i)    During the past six (6) years, the Company is not using and has not used, any intellectual property developed under any Government Contract for purposes outside of the scope of that Government Contract, to the extent such use is prohibited by the Government Contract or Law. The Company has not transferred title to any intellectual property under any Government Contract except where it was required to do so under such Government Contract or Law.

(ii)    During the past six (6) years, the Company has taken all steps required under any Government Contracts or Law to protect its rights in and to any intellectual property owned by or licensed to the Company as is necessary to the Company’s business and has included the required restrictive legends on all copies of any intellectual property delivered in connection with a Government Contract.

(q)   Schedule 3.27(q) identifies all Contractor Performance Assessment Reporting System (CPARS) reports received for any Current Government Contract with a rating of less than Satisfactory, including the scores received under such CPARS. CPARS reports received for any Current Government Contract have been made available to the Purchaser.

3.28    Customers and Suppliers. Schedule 3.28 lists, by dollar volume paid for the period from January 1, 2021 through November 14, 2021, the ten (10) largest suppliers of goods or services (including suppliers of leased real property) (“Material Suppliers”) and the fourteen (14) largest customers of the Company for the period from January 1, 2021 through September 30, 2021 (“Material Customers”). Except as set forth on Schedule 3.28, within the last twelve (12) months, no Material Customer or Material Supplier has provided written, or to the Company’s Knowledge oral, notice stating that any such Material Customer or Material Supplier intends to cease being a customer or supplier, as applicable, of the Company, or intends to decrease the rate of, or change the terms in a manner adverse to the Company with respect to, buying or supplying, as applicable, products and services from or to the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise, but other than pursuant to a Contract’s expiration pursuant to the terms of such Contract). Except as set forth on Schedule 3.28, the Company has no liability or obligation (contingent or otherwise) with respect to any customer rebate.

3.29    Bank Accounts. Schedule 3.29 lists the names and locations of all banks and other financial institutions with which the Company maintains an account (each, a “Bank Account”), or at which a Bank Account is maintained to which the Company has access as to which deposits are made on behalf of the Company, in each case listing the Bank Account number therefor, and the names of all Persons authorized to draw thereupon or have access thereto and lists the locations of all safe deposit boxes used by the Company.

3.30   Events Subsequent. Except as set forth on Schedule 3.30 and matters related to the transactions contemplated pursuant to this Agreement, since June 30, 2021: (a) the Company has conducted its business only in the Ordinary Course of Business of the Company, and (b) there has not been any change in or development with respect to the Company’s business, operations, condition (financial or otherwise), results of operations, assets or liabilities, except for changes and developments which have not had, and would not reasonably be expected to have, a Material Adverse Effect.

3.31    HSR Matters. The “person” (as that term is defined under 16 C.F.R. § 801.1(a)) that includes, and as of the time immediately preceding the Closing will include, the Company (A) is not engaged in manufacturing for purposes of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, 15 U.S.C. § 18a, and (B) for purposes of 16 C.F.R. § 801.11 does not have, and as of the time immediately preceding the Closing will not have, either (i) total assets in excess of the then-effective $10,000,000 threshold as adjusted and published under 15 U.S.C. § 18a(a)(2)(B)(ii); or (ii) annual net sales in excess of the then-effective $100,000,000 threshold as adjusted and published under 15 U.S.C. § 18a(a)(2)(B)(ii).

3.32    COVID-19 Matters. Except as set forth on Schedule 3.32, since June 30, 2021, the Company has not: (i) closed any part of the business or adopted plans to take any such action in connection with COVID-19; (ii) agreed to defer or modify payment terms with respect to any accounts receivable, or received any request to take such actions from any third-party, written off any accounts receivable or increased any reserves for uncollectible accounts in each case, in connection with COVID-19; (iii) deferred payment of, or modified payment terms with respect to, any accounts payable or indebtedness for borrowed money, or requested any such deferment or modification from any third-party in each case in connection with COVID-19; (iv) deferred payment of any Taxes or adopted plans to defer payment of any Taxes, or adopted plans to take any such action in connection with COVID-19; (v) laid-off, furloughed, terminated or changed compensation or benefits of, whether on a temporary or permanent basis, any employees, any independent contractors or consultants, or adopted plans to take any such action, in each case, due to COVID-19; (vi) made any claim under any insurance policy or experienced any event or circumstance to which a claim may be made under any insurance policy relating to COVID-19; (vii) suffered a material disruption relating to COVID-19 in its supply chains; or (viii) entered into any Contract to do any of the foregoing or undertaken any action or omission that would result in any of the foregoing. Schedule 3.32 identifies in reasonable detail all policies regarding COVID-19 adopted by the Company, whether with respect to its employees, independent contractors, consultants, customers, or suppliers or otherwise, and the date of adoption of each such policy. The Company has adopted and implemented commercially reasonable business continuity plans that are intended to allow the Company to continue operations to the maximum extent possible during COVID-19. Except as set forth on Schedule 3.32, the Company has not applied for or incurred any Indebtedness in connection with any Law or program involving any Governmental Authority providing or expanding any loan, guaranty, investment, participation, grant, program or other assistance in response to or to provide relief for COVID-19, including any Paycheck Protection Program Loan, any U.S. Small Business Administration Economic Injury Disaster Loan, any loan under the Main Street Lending Program announced by the U.S. Department of Treasury and Board of Governors of the Federal Reserve, or any other similar federal, state or local Governmental Authority program related to COVID-19.

3.33    Joint Ventures.

(a)    Schedule 3.33(a) sets forth the name and jurisdiction of organization of the JV Entity. The Company has made available to Purchaser true, correct and complete copies of the Governing Documents of the JV Entity, including all amendments thereto, as well as copies of all other Contracts entered into by the Company with the JV Entity or, to the Company’s Knowledge, any of its directors, managers, officers, employees or equity holders, in each case as in effect on the Execution Date and which Governing Documents are in full force and effect. The JV Entity has the requisite power and authority necessary to own, operate and lease its properties and to carry on its business as currently conducted. The JV Entity is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, and is qualified or registered to do business and in good standing in each jurisdiction in which the nature of its business or operations would require such qualification or registration. Schedule 3.33(a) lists all current directors/managers and officers of the JV Entity, showing each such person’s name and position(s).

(b)    Schedule 3.33(b) sets forth all of the issued and outstanding equity securities of the JV Entities and the beneficial and record owners of such JV Entity’s equity securities. The owners set forth on Schedule 3.33(b) own all of the issued and outstanding equity securities of each of JV Entities, free and clear of any and all Liens (other than restrictions on transfer imposed by applicable securities Laws). Except as set forth on Schedule 3.33(b), there are no options, warrants, calls, subscriptions, convertible securities or other rights (i) to subscribe for, purchase or otherwise equity interests in any JV Entity, (ii) that obligate any JV Entity to issue, exchange, transfer or sell any shares of its equity interests in such JV Entity, or (iii) that are or were convertible into or exercisable for, or that otherwise confer on the holder any right to acquire, any voting securities, capital stock or other equity interests in any JV Entity. Except as set forth on Schedule 3.33(b), there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting, registration or transfer of ownership of the capital stock or other equity ownership interests of any JV Entity. There are no outstanding contractual obligations of any JV Entity to repurchase, redeem or otherwise acquire any equity ownership interests. There are no bonds, debentures, notes or other indebtedness of any JV Entity having the right to vote on any matters which the holders of the equity securities of any JV Entity may vote. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to any JV Entity.

3.34    No Other Representations and Warranties. Except for the representations and warranties contained in Section 2 or this Section 3 (as modified by the Disclosure Schedules hereto), neither the Company nor any Seller nor any other Person: (a) makes any representation or warranty, express or implied, as to condition, merchantability, suitability or fitness for a particular purpose of any of the Assets, or (b) makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or the business of the Company (including any representation or warranty of any kind or nature whatsoever concerning or as to the accuracy or completeness of any projections, budgets, forecasts or other forward-looking financial information concerning the future revenue, income, profit or other financial results of the Company).

4.           REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

The Purchaser represents and warrants to the Company and the Sellers the following matters, as of the Execution Date and as of the Closing Date:

4.1    Organization. The Purchaser is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, and is qualified or registered to do business in each jurisdiction in which the nature of its business or operations would require such qualification or registration, except where the failure to be so qualified or registered would not cause a Purchaser Material Adverse Effect.

4.2    Necessary Authority. The Purchaser has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which the Purchaser is a party have been duly authorized, executed and delivered by such Person and constitute the legal, valid and binding obligations of such Person enforceable against such Person in accordance with its terms and conditions, subject only to applicable bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles. The individual(s) executing this Agreement and any Transaction Document to which the Purchaser is a party, has the full right, power and authority to execute and deliver this Agreement and any Transaction Document to which such Person is a party, and upon execution, no further action will be needed to make this Agreement and any Transaction Document to which such Person is a party valid and binding upon, and enforceable against, such Person.

4.3    No Conflicts. The execution, delivery and performance by the Purchaser of this Agreement and the other Transaction Documents to which the Purchaser is a party, and the consummation of the transactions contemplated herein or therein do not: (a) violate the Charter or Governing Documents of the Purchaser, (b) require the Purchaser to obtain the consent or approvals of, or make any filing with, any person or public authority, except for consents and approval already obtained and notices or filings already made, (c) violate any Law or (d) constitute or result in the breach of any provision of, or constitute a default under, any contract to which the Purchaser is a party or by which its assets are bound.

4.4    Brokers. No broker, finder or investment banker or other person is directly or indirectly entitled to any brokerage, finder’s or other fee or commission or any similar charge in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

4.5    Litigation; Compliance with Law. There is no Claim or Order of any nature, pending, rendered or, to the Purchaser’s Knowledge, threatened in writing, against the Purchaser that reasonably would be expected to adversely affect the Purchaser’s ability to consummate the transactions contemplated by this Agreement.

4.6    Solvency; Ability to Perform Agreement. Purchaser will have available funds on the Closing Date necessary to pay the Purchase Price and to pay all related transaction expenses payable by Purchaser. Purchaser will not become insolvent as a result of consummating the transactions contemplated by this Agreement.

4.7    No Foreign Ownership. No foreign government, agency of a foreign government, or representative of a foreign government; no business enterprise or other entity organized, chartered or incorporated under the laws of any country other than the United States or its territories; nor any person who is not a citizen or national of the United States (each a “Foreign Interest”) (a) individually or in the aggregate with other Foreign Interests, owns or has a beneficial ownership of five percent (5%) or more of the Purchaser or if the Purchaser does not issue stock, indirectly or directly, subscribed for five percent (5%) or more of the Purchaser’s total capital commitment, or (b) has the power, direct or indirect, whether or not exercised, and whether or not exercisable through the ownership of the Purchaser, by contractual arrangements or other means, to direct or decide matters affecting the management or operations of the Purchaser. Except as set forth on Schedule 4.7, The Purchaser, directly or indirectly through subsidiaries or Affiliates, does not own five percent (5%) or more of any Foreign Interest. The Purchaser acknowledges the restrictions that affiliation with or significant influence by a Foreign Interest may put on the prospects of the Company, and shall fully comply with the Law with respect to mitigation of any such affiliation or influence of such Foreign Interest. The Purchaser further acknowledges that the Company shall not have liability for any breach of any representation or warranty to the extent such breach results from the Purchaser or any of its Affiliates having any direct or indirect foreign ownership.

4.8    Investment Intent. The Purchaser is acquiring all of the Interests for its own account and not with a view to any resale or distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

4.9    No Other Representations and Warranties. Except for the representations and warranties contained in this Section 4 (including the Disclosure Schedules hereto), the Purchaser makes no express or implied representation or warranty.

5.           COVENANTS OF THE PARTIES.

5.1    Affirmative Covenants of the Company. The Company hereby covenants and agrees that, from the Execution Date through and including the Closing Date or earlier termination of this Agreement pursuant to Section 8.1 (the “Interim Period”), unless otherwise expressly contemplated by this Agreement or consented to in writing by the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed, and will be deemed granted if the Company sends an electronic mail notice to the Purchaser that references this Section 5.1 and the Purchaser does not affirmatively approve or deny the such request for consent within two (2) Business Days), the Company will use commercially reasonable efforts to operate the business of the Company in its Ordinary Course of Business, in all material respects, provided, however, that the Company may (i) take any actions to ensure that the Company complies with applicable Laws and Contracts; (ii) take any actions contemplated under this Agreement or that may be deemed reasonably necessary to consummate the transactions contemplated by this Agreement prior to or on the Closing Date and (iii) distribute Cash to the Seller prior to the Closing.

5.2    Negative Covenants of the Company Parties. During the Interim Period, except (i) as expressly contemplated by this Agreement, (ii) as set forth in Schedule 5.2, or (iii) as otherwise consented to in writing by the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed, and will be deemed granted if the Company sends an electronic mail notice to the Purchaser that references this Section 5.2 and the Purchaser does not affirmatively deny or consent to the request within two (2) Business Days), or as necessary to ensure the Company’s compliance with applicable Laws and Contracts, during the Interim Period, the Company will not do any of the following:

(a)    (i) increase the compensation payable to or to become payable to any of its directors, officers or employees (other than pursuant to an existing agreement or arrangement or ordinary increases consistent with the Company’s past practice); (ii) grant any severance or termination pay (other than pursuant to existing employment agreement, severance arrangements or policies or any Benefit Plans as in effect on the Execution Date) to, or enter into or modify any employment, change-in-control or severance agreement with, any of its directors, officers or employees; or (iii) adopt or amend any Benefit Plan, in each case except as may be required by applicable Law or in connection with an annual renewal;

(b)    (i)  redeem, repurchase or otherwise reacquire any of its equity securities, liquidate, dissolve or effect any reorganization or recapitalization; or (ii) split, combine or reclassify any of its equity or issue or authorize or propose the issuance of any of its equity securities;

(c)    issue, pledge, deliver, award, grant or sell, or authorize or propose the issuance, pledge, delivery, award, grant or sale (including the grant of any encumbrances) of, any Interests, any securities convertible into or exercisable or exchangeable for any such Interests, or any rights, warrants or options to acquire, any such Interests;

(d)    (i) acquire or agree to acquire, or merge or consolidate with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person; (ii) enter into any joint venture, partnership; or (iii) make or commit to make any investments in any other Person;

(e)    propose or adopt any amendments to the Charter or Governing Documents of the Company;

(f)    make any material change in any of its methods of accounting or in any accounting policy, except as may be required by Law, the FAR or GAAP;

(g)    make any capital expenditures, capital additions or capital improvements in excess of $50,000 other than (i) expenditures for emergency maintenance and repair, or (ii) expenditures in the Ordinary Course of Business of the Company;

(h)    enter into any collective bargaining agreement;

(i)    change any material Tax election, change any annual Tax accounting period, change any material method of Tax accounting, enter into any closing agreement with respect to any material Tax, settle any material Tax claim or assessment or surrender any right to claim a material Tax refund;

(j)    pay, discharge or satisfy any material claims, liabilities or obligations except the payment, discharge or satisfaction of (i) liabilities or obligations in the Ordinary Course of Business of the Company or in accordance with the terms of a Contract as in effect on the Execution Date or (ii) claims settled or compromised to the extent permitted by Section 5.2(k), or waive, release, grant or transfer any rights of material value or modify or change in any materially adverse respect any Material Contract, other than in the Ordinary Course of Business of the Company;

(k)    settle or compromise any Claim, other than Claims in an individual amount to be paid by the Company that do not exceed $50,000; provided, that such settlement documents related to any such settlement do not involve any material non-monetary obligations on the part of the Company or the Purchaser; or

(l)    take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in this Section 5.2 without the prior written consent of the Purchaser.

Notwithstanding the foregoing or anything herein to the contrary, if during the Interim Period, the Company or the Purchaser have commenced any litigation type action against the other party (including arbitration, a lawsuit, or any administrative type proceeding), then the Company shall not be required to comply with its obligations under this Section 5.2.

5.3    Copy of Virtual Data Room and Electronic Files. On the Closing Date, the LLC Seller will deliver to the Purchaser, and shall retain a copy, on one or more USB electronic storage devices, a complete and accurate (as of the date of delivery) electronic copy of its virtual data room (“VDR”) with respect to the transactions contemplated by this Agreement. Neither the Company nor any Seller makes any representation or warranty of any kind, express or implied, regarding the validity, accuracy or completeness of any information in such VDR or the electronic copy of such VDR except as expressly set forth in Sections 2 and 3 of this Agreement; provided, however, to the extent this Agreement or the Disclosure Schedules makes reference to an item that is provided in the VDR, the Purchaser shall be entitled to rely on the copy therein as a valid, true, accurate and complete copy thereof.

5.4    Access. Subject to applicable Law, during the Interim Period, the Company will provide the Purchaser and its Representatives, for the purpose of confirming the Company’s satisfaction of the conditions set forth in Section 6.1, with access to the books and records of the Company, and, subject to the receipt of reasonable prior written notice from the Purchaser, and with the prior written consent of the Company’s President or her authorized designee(s) (which consent will not be unreasonably withheld or delayed), to the Assets, and to the officers, employees, agents and accountants of the Company, in each case, in a manner that does not interfere with the business of the Company. Any information or knowledge obtained in any investigation pursuant to this Section 5.4 that is Confidential Information is subject to Section 5.6 and shall not be used for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Notwithstanding anything herein to the contrary, the Purchaser is not authorized to and shall not (and shall not permit any of its employees, agents, Representatives or Affiliates to) contact any officer, director, employee, customer, supplier, distributor, vendor or other business relation of the Company prior to the Closing without the prior written consent and coordination of the LLC Seller.

5.5    No Negotiations. The Company and the Sellers acknowledge and agree that the Purchaser has made and shall continue to make substantial expenditures of time, effort and expense in connection with its due diligence efforts and the consideration and negotiation of the transactions contemplated by this Agreement. During the Interim Period, the Company and the Sellers will refrain, and will cause their Representatives to refrain from taking any action (i) to solicit or initiate the submission of any proposal or indication of interest from any Person (other than the Purchaser) with respect to an acquisition of a significant portion of the outstanding Interests or material Assets, or any merger, consolidation, combination, equity exchange, recapitalization, liquidation or dissolution involving, the Company (an “Alternative Proposal”), (ii) to intentionally participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or that may reasonably be expected to lead to, an Alternative Proposal (or any proposal or indication of interest relating thereto) with any Person (other than the Purchaser) or (iii) to authorize, engage in, or enter into any agreement or understanding (other than with the Purchaser) with respect to an Alternative Proposal with any Person.

5.6   Mutual Covenants Regarding Confidentiality. Prior to the Closing, the Confidentiality Agreement between the parties dated October 18, 2021, as amended on November 12, 2021 (the “Confidentiality Agreement”), shall apply with respect to information furnished by the Company, the Sellers, or their Representatives thereunder or hereunder. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 5.6 shall nonetheless continue in full force and effect. From and after the Closing, the Sellers will keep confidential and not reveal, report, publish, disclose or transfer any information obtained by the Sellers in connection with this Agreement, including information regarding the negotiations of this Agreement and the amount of the Purchase Price, other than to its Representatives who have a need to know such information (the “Confidential Information”), and will use such Confidential Information solely in connection with the transactions contemplated by this Agreement.  Notwithstanding the foregoing limitations (but without modifying the Confidentiality Agreement), no party to this Agreement will be required to keep confidential information that (a) is known or available through other lawful sources not bound by a confidentiality obligation, directly or indirectly, with the Purchaser or otherwise prohibited from disclosing such information, (b) is or becomes publicly known or generally known in the industry through no fault of the Sellers or his, her or its Representatives, (c) is developed by any Seller or the Purchaser, as applicable, independently of the disclosure by the disclosing party without reliance on the Confidential Information, (d) is required to be disclosed pursuant to Law (including securities Laws of any jurisdiction and rules and regulations of any applicable stock exchange), provided the non-disclosing party is given reasonable prior notice or consents thereto, (e) relates solely to the income Tax aspects and consequences of the transactions contemplated by this Agreement; (f) is disclosed in connection with the Purchaser’s or any Seller’s, as applicable, performance, enforcement and/or defense of any rights or obligations under this Agreement, the Transaction Documents or in connection with the transactions contemplated hereby or thereby or (g) is disclosed in connection with any Individual Seller’s duties as an employee of the Company or the Purchaser (if applicable).

5.7    Mutual Covenants Regarding No Inconsistent Action. During the Interim Period, none of the parties hereto will take any intentional action or make any intentional omission (i) which is materially inconsistent with its obligations under this Agreement, (ii) that would make it impossible or impracticable for a condition herein to be satisfied, or (iii) that would materially hinder or delay the consummation of the transactions contemplated by this Agreement.

5.8    Mutual Covenants Regarding Further Action; Efforts.

(a)    During the Interim Period, each of the parties will use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement in the most expeditious manner practicable, including (i) preparing and filing all forms, registrations and notices required to be filed, performing all necessary actions or nonactions, and obtaining all necessary waivers, consents and approvals from Governmental Authorities and making all necessary registrations and filings (including filings with Governmental Authorities) and taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (ii) obtaining all necessary consents, approvals or waivers from third parties, (iii) defending any lawsuits or other Claims, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby.

(b)    During the Interim Period, each of the parties will promptly notify the others in writing of any pending or, to the Knowledge of such party, threatened in writing, action, proceeding or investigation by any Governmental Authority or any other Person (i) challenging or seeking damages in connection with the transactions contemplated hereby or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated hereby.

(c)    The Purchaser and the Company shall use their respective Reasonable Best Efforts to obtain, during the Interim Period and as soon as possible following the Execution Date, confirmation from the applicable Governmental Authorities that they will not recommend that the Company’s security clearances (as applicable) be revoked, suspended or downgraded as a result of the consummation of the transactions contemplated by this Agreement. The Company shall and shall cause its employees to make all filings or notifications or such other actions as are necessary or appropriate in order to prevent the security clearances of the Company and their employees from being revoked, suspended or downgraded.

(d)    During the Interim Period, the Purchaser shall use its Reasonable Best Efforts to (i) initiate and complete the background checks on the Key Employees as promptly as possible, which background checks shall be initiated no later than one (1) Business Day following the Execution Date, (ii) promptly review and provide comments to drafts of closing deliverables required to be delivered by the Company or the Sellers pursuant to Section 7.1 and otherwise ensure that Closing is not unreasonably delayed; and (iii) provide the Employment Documentation to the employees of the Company within three (3) days following the Execution Date and reasonably cooperate with the Company in obtaining executed Employment Documentation from the Company’s employees.

5.9    Tail Policy.

(a)    The Company will purchase, on or before Closing, a six (6) year prepaid “run-off policy” on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability, professional liability and errors and omissions insurance, and employment practices liability insurance maintained by the Company with respect to matters existing or occurring at or prior to the Closing Date (including the transactions contemplated by this Agreement) (the “Tail Policy”), with the cost of such Tail Policy borne 100% by the LLC Seller (as a Company Transaction Expense).

(b)    For a period of six (6) years after the Closing Date, the Company shall not amend or modify the indemnification or liability exculpation provisions in either of the Company’s Charter or the Governing Documents, in each case in any way adverse to each Person who is now, or has been at any time prior to the Execution Date, a Person covered by such indemnification or liability exculpation provisions; provided, however, that the Seller shall only be entitled to such indemnification and exculpation provisions for the period preceding the Closing Date to the extent covered under the Tail Policy.

5.10    Purchaser’s Acknowledgment. Purchaser acknowledges and agrees that none of the Sellers, the Company, their respective Affiliates nor their Representatives has made any representations or warranties regarding the Sellers, the Company, or the Company’s business operations, the assets or operations of the Company’s business, the Interests, or otherwise in connection with the transactions contemplated by this Agreement, other than the representations and warranties expressly made by the Sellers and the Company in Section 2 and Section 3, respectively, and the Purchaser agrees it has relied solely on its own examination and investigation and the representations and warranties of the Sellers and the Company set forth in Section 2 and Section 3, respectively (including the Disclosure Schedules). Without limiting the generality of the foregoing, the Purchaser acknowledges and agrees that no projections, forecasts, predictions, other estimates, data, financial information, documents, reports, statements (oral or written), summaries, abstracts, descriptions, presentations (including any management presentation or facility tour), memoranda, or offering material with respect to the Company or the Company’s business, or the Interests, is or shall be deemed to be a representation or warranty by the Company or the Sellers to the Purchaser, under this Agreement, or otherwise, and that the Purchaser has not relied thereon in determining to execute this Agreement and proceed with the transactions contemplated hereby. The Purchaser acknowledges that, except for the representations and warranties expressly made by the Sellers and the Company in Section 2 and Section 3, respectively, no Person has been authorized by the Sellers or the Company to make any representation or warranty regarding the Sellers, the Company, the Company’s business, the assets or operations of the Company, the Interests or the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by the Sellers or the Company.

5.11    Restrictive Covenants.

(a)    As an inducement to the Purchaser to enter into this Agreement, from the Closing Date until the fifth anniversary of the Closing Date, without the prior written consent of the Purchaser, the Sellers will not:

(i)    anywhere in the geographic area where the Company conducts business as of the Closing Date, engage as a stockholder, owner, partner, joint venturer, or in a managerial capacity (whether as a director, officer, employee, independent contractor, consultant or advisor) in any business which, in competition with the Company, sells or provides any products or services that are the same as or substantially similar to those sold or provided by the Company as of immediately prior to the Closing to any Covered Customer (such business, a “Competing Business”). For purposes of this Agreement, a “Covered Customer” means an existing customer or prospective customer of the Company as of immediately prior to the Closing (including any prospective customer to which an outstanding bid or proposal exists at Closing) or any customer or prospective customer of the Company during the twelve (12) months prior to the Closing Date (including any prospective customer to which a bid or proposal has been made during the twelve (12) months prior to the Closing Date). For purposes of this Section 5.11, the term “Covered Customer” includes, (i) any U.S. Government agency or (ii) any Person selling the Company’s products or services to a U.S. Government agency or ultimately for the benefit of a U.S. Government agency, in each case, to the extent the definition of Covered Customer is otherwise satisfied; provided, that with respect to a U.S. Government agency, “customer” means the top-tier division, subdivision, sub-agency, department, directorate or other similar designation within such U.S. Government agency for the applicable program or contract award, and also including, for the avoidance of doubt, all program offices and personnel that report to or support such top-tier division, subdivision, sub-agency, department, directorate or other similar designation within such U.S. Government agency for the applicable program or contract award;

(ii)    make any direct investment (whether equity, debt or other) or provide any guaranty to, any Competing Business, except for investments of five percent (5%) or less in a Competing Business that is publicly traded or investments in a fund as long as no Seller has a management or decision making role in the investment fund and no Seller is directly involved with any investment in a Competing Business; or

(iii)   hire any Covered Employee, or solicit, knowingly induce, attempt to solicit or induce, or otherwise knowingly encourage any Covered Employee to terminate or otherwise adversely alter his or her employment or engagement with the Company or enter into an employment, consulting, independent contractor or similar relationship with any such Person; provided, however, the foregoing clause (iii) shall not preclude any Seller from (A) making general or public solicitations not targeted at Covered Employees or (B) hiring any Covered Employee who has ceased being an employee of the Company for at least three (3) months.

(b)    Notwithstanding anything in this Section 5.11 to the contrary, nothing herein shall prevent or limit any Seller from (i) being employed directly by the United States federal government or any state Governmental Authority, (ii) serving as a director or advisory board member of a private or public company which is not primarily engaged in a Competing Business hereto, or (iii) serving as an officer, member or director of a non-profit organization, trade association, task force, industry group or governmental advisory board.

(c)    The parties agree that the restrictions set forth in this Section 5.11 are reasonable and completely severable and independent, and any invalidity or unenforceability of this Agreement with respect to any one area or any one restriction in this Section 5.11 shall not render this Agreement unenforceable as applied to any one or more of the other areas or other restrictions herein.

(d)    The parties acknowledge that the restrictions set forth in this Section 5.11 are necessary for the protection of the Purchaser and its Affiliates and that any breach thereof may cause such Persons irreparable damage, that such Person’s remedies at law in the event of such breach may be inadequate, and that, accordingly, the Purchaser may be entitled to seek the issuance by a court of competent jurisdiction of a temporary, preliminary, or permanent injunction in favor of such Person enjoining the breach or threatened breach of such restrictions. The foregoing provision shall not constitute a waiver of any other remedies that the Purchaser may have in law or in equity.

5.12    Seller Release. For and in consideration of the Purchase Price to be received by the LLC Seller under this Agreement, from and after the Closing, each Seller hereby releases, acquits and forever discharges the Company and its Affiliates, and their respective Affiliates’ present, former and future officers, directors, attorneys, agents, Representatives, trustees, and employees and each of their respective heirs, executors, administrators, successors and assigns (each a “Released Party”), of and from any and all manner of action or actions, cause or causes of action, demands, rights, damages, debts, dues, sums of money, accounts, reckonings, costs, expenses, responsibilities, covenants, contracts, controversies, agreements and Claims whatsoever, whether known or unknown, of every name and nature, both in law and in equity (each a “Released Claim”), which such Seller or such Seller’s heirs, executors, administrators, successors or assigns (each a “Releasor Party”) ever had, now has, or hereafter may have or shall have against any Released Party, in each case, arising out of any matters, causes, acts, conduct, claims, circumstances or events occurring or failing to occur or conditions existing, prior to the time the Closing becomes effective. In executing this release, each Releasor Party acknowledges and intends that it shall be effective as a bar to each and every one of the Released Claims. Notwithstanding the foregoing, the following are expressly excluded from “Released Claims” and no Releasor Party is obligated to release such Releasor Party’s rights and interests (i) under the Transaction Documents or any other agreement entered into with the Purchaser or an Affiliate of the Purchaser (ii) with respect to any Releasor Party that is an employee or director of the Company, (1) for any compensation or benefit for services rendered to the Company that remain unpaid or unawarded (including rights to payment for salary, bonuses, commissions and vacation pay, earned and unpaid as of the date hereof and any claim for accrued, vested benefits under any tax qualified retirement plan or employee welfare benefit plan of the Company in accordance with plan terms and applicable law) to the extent accrued for in the Final Net Working Capital or Final Indebtedness, (2) under any agreement entered into with the Company in connection with such Releasor Party’s employment with or service for the Company to the extent accrued for in the Final Net Working Capital or Final Indebtedness, or (3) for any rights to indemnification or advancement of expenses that such Releasor Party has under the terms of the Company’s Charter and Governing Documents (subject to the limitations under Section 5.10(b)), and (iii) under any insurance policies.

5.13    R&W Insurance Policy. At or prior to the date hereof, the Purchaser bound the R&W Insurance Policy, and such R&W Insurance Policy expressly provides that the insurer or insurers issuing such policy have no right, and waive any right, of subrogation against any Seller based upon, arising out of, or in connection with this Agreement, except in the event of Fraud by the Sellers. The R&W Insurance Expenses shall be paid 100% by the Purchaser and 50% of the amount of the R&W Insurance Expenses shall be included as a Company Transaction Expense to reimburse the Purchaser. For the avoidance of doubt, the absence of coverage under the R&W Insurance Policy for any reason, including due to exclusions from coverage thereunder or the failure of the R&W Insurance Policy to be in full force and effect for any reason, shall not expand, alter, amend or change the liability of the Sellers or any of their respective Affiliates’ or any of their respective Representatives’ or any of their respective successors and assigns’ as set forth in this Agreement.  The Purchaser covenants and agrees to (a) not (1) cancel, (2) redeem, or (3) take any action that would adversely affect the terms and conditions of the R&W Insurance Policy as they relate to subrogation against the Sellers or otherwise increase the liability of Sellers; and (b) to use Reasonable Best Efforts to timely satisfy all conditions necessary for the issuance of, and maintain coverage under, the R&W Insurance Policy.

5.14    401(k) Plan Termination. The Company shall terminate the Company’s 401(k) Profit Sharing Plan (the “401(k) Plan”) by proper board action and plan amendments effective no later than the day before the Closing Date. Such board action and plan amendments shall eliminate all forms of distribution other than lump sums effective immediately prior to the termination of the 401(k) Plan and shall limit distributions from the 401(k) Plan upon its termination to lump sums.

5.15    Cooperation with Financials. For ninety (90) days after the Closing Date, the Sellers shall cooperate, at the sole cost and expense of the Purchaser, with all reasonable requests of the Purchaser in connection with preparation of any financial statements for the Interests as may be required by the Purchaser in connection with disclosure obligations under the U.S. Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder or any applicable stock exchange rules, including such requests necessary in order (a) to determine whether financial statements for the Purchaser with respect to the Interests are required to be prepared under Rule 3-05 of Regulation S-X under the Securities Exchange Act of 1934 (“Post-Closing Financials”), and (b) if Post-Closing Financials statements are required, to prepare and file such financial statements, including assistance in obtaining audited financials of the LLC Seller and the associated consent of any auditors of the LLC Seller; provided, however, that the Sellers shall have no responsibility or liability for (and the Purchaser shall indemnify, defend and hold harmless the Sellers in respect of) any and all Damages that may be suffered or incurred as a result of such financial statements.

5.16    Retention Incentive Awards. The Purchaser has approved the post-Closing award of retention equity incentives to certain of the Key Employees which shall be awarded to the foregoing in the sole and absolute discretion of the Purchaser. No further action of the board of directors of the Purchaser shall be required to approve or authorize the foregoing awards.

6.           CLOSING CONDITIONS.

6.1    Conditions to Purchaser’s Obligations. The obligations of the Purchaser to consummate the transactions contemplated hereunder are subject to the waiver by the Purchaser, or satisfaction, of each of the following conditions on or prior to the Closing Date:

(a)    Representations and Warranties. All of the representations and warranties of the Sellers and the Company contained in Section 2 and Section 3 of this Agreement (after giving effect to the Disclosure Schedules) shall be true and correct as of the Closing Date in all material respects with the same effect as though made at and as of such date; provided, that those representations and warranties that are specifically made as of a particular date shall be so true and correct as of such date.

(b)    Compliance with Covenants. All of the material covenants to be complied with and performed by the Company on or before the Closing Date will have been duly complied with and performed in all material respects.

(c)    Closing Deliverables. On the Closing Date, the Company or the Sellers will have delivered or caused to be delivered (or be in a position to deliver or cause to be delivered) to the Purchaser the duly executed Closing deliverables, as specified in Section 7.1 hereof, provided, however, that the Purchaser may not allege non-compliance with this condition to the extent Purchaser breached its cooperation covenants in Section 5.8.

(d)    Government Consents, Approvals, and Waivers. The parties will have received any consents or Permits of any Governmental Authority (excluding any consents from customers pursuant to a Government Contract of the Company) required in order for the parties to consummate the transactions contemplated hereby, except where the failure to receive any such consent, Permit, approval, and/or waiver would not reasonably be expected to have a Purchaser Material Adverse Effect.

(e)    Absence of Litigation. As of the Closing, no Law will have been adopted, promulgated, entered, enforced or issued by any Governmental Authority, nor will any Claim be pending before any court or Governmental Authority, which, if successful, would enjoin, restrain, or prohibit the consummation of the transactions contemplated by this Agreement; provided, however, that this condition may not be invoked by the Purchaser if any such Claim was initiated by or at the direction of the Purchaser.

(f)    No Material Adverse Effect. There will have been no Material Adverse Effect with respect to the Company during the Interim Period, which Material Adverse Effect has not been cured as of the Closing Date or is not capable of being cured.

(g)    Insurance. All insurance policies set forth on Schedule 3.18 shall be in full force and effect (except with respect to any insurance policies disclosed on Schedule 3.5).

(h)    Background Checks. Purchaser shall have completed background checks of all Key Employees.

6.2    Conditions to the Company’s and the Sellers’ Obligations. The obligations of the Company and the Sellers to consummate this Agreement and the Closing of the transactions contemplated hereunder are subject to the waiver by the Sellers, or satisfaction, of each of the following conditions on or prior to the Closing Date:

(a)    Representations and Warranties. All of the representations and warranties of the Purchaser contained in Section 4 of this Agreement shall be true and correct as of the Closing Date in all material respects with the same effect as though made at and as of such date; provided, that those representations and warranties that are specifically made as of a particular calendar date shall be so true and correct as of such date.

(b)    Compliance with Covenants. All of the material covenants to be complied with or performed by the Purchaser on or before the Closing Date will have been duly complied with and performed in all material respects.

(c)    Closing Deliverables. On the Closing Date, the Purchaser will have delivered or caused to be delivered (or be in a position to deliver or cause to be delivered) to the Company, the Sellers, or other applicable third parties, duly executed Closing deliverables, as specified in Section 7.2 below, provided, however, that the Company may not allege non-compliance with this condition to the extent the Company breached its cooperation covenants in Section 5.8.

(d)    Government Consents, Approvals, and Waivers. The parties will have received any consents, Permits, approvals and waivers of any Governmental Authority (excluding any consents from customers pursuant to a Government Contract of the Company) required in order for the parties to consummate the transactions contemplated hereby, except where the failure to receive any such consent, Permit, approval, and/or waiver would not reasonably be expected to have a Material Adverse Effect.

(e)    Absence of Litigation. As of the Closing, no Law will have been adopted, promulgated, entered, enforced or issued by any Governmental Authority, nor will any Claim be pending before any court or Governmental Authority, which, if successful, would enjoin, restrain, or prohibit the consummation of the transactions contemplated by this Agreement; provided, however, that this condition may not be invoked by the Company if any such Claim was initiated by or at the direction of the Company.

6.3    Frustration of Closing Conditions. No party may rely on the failure of any party to satisfy a condition set forth in Section 6.1 or Section 6.2, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement.

7.           CLOSING DELIVERABLES.

7.1    Closing Documents to be Delivered by the Company and the Sellers

. At the Closing, the Company or the Sellers, as appropriate, will deliver or cause to be delivered to the Purchaser:

(a)    a certificate dated as of the Closing Date and signed by the Company’s Chief Executive Officer, President or Secretary certifying and attaching (i) a copy of the resolutions of the Company’s governing body authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby and (ii) a copy of the Charter and Governing Documents of the Company;

(b)    a certificate duly executed by the Company attesting that the conditions set forth in Sections 6.1(a), 6.1(b), and 6.1(f) hereof have been satisfied or indicating with specificity any respects in which those conditions have not been satisfied;

(c)    the Flow of Funds Memorandum, duly executed by the Company and the LLC Seller;

(d)    evidence of the release of all Liens (other than Permitted Liens) (or the authorization for the Company or the Purchaser to cause the release of such Lien) with respect to the bank Indebtedness;

(e)    resignations effective immediately following the Closing of the manager and officers of the Company;

(f)    a certificate from the state of organization of the Company and each other state where the Company is qualified to do business, dated no earlier than thirty (30) days prior to the Closing Date, as to the good standing (or similar status) of the Company in such jurisdictions;

(g)    an IRS Form W-9 duly executed by the LLC Seller, dated as of the Closing Date;

(h)    evidence of termination of the 401(k) Plan;

(i)    the Assignment of LLC Interests, duly executed by the LLC Seller;

(j)    the Escrow Agreement, duly executed by the LLC Seller;

(k)    executed pre-Closing consents identified on Schedule 7.1(k) for the deemed assignment of such Contract in connection with the closing of the transactions contemplated by this Agreement;

(l)    executed Employment Documentation by not less than 90% of all employees of the Company who were provided Offer Letters with salaries, bonus opportunities and benefits substantially comparable in the aggregate with the salaries, bonus opportunities, and benefits provided by the Company to such employees as of September 30, 2021, provided that the Key Employees and Individual Sellers shall be excluded from the 90% determination; and

(m)    reasonable evidence of the addition of ICF Treasury as signatories on all Company bank accounts, the provision of online access to the foregoing bank accounts, amendment to the bank account signatory documentation to reflect that further changes require ICF Treasury approval and the removal of all current signatories upon the Closing.

7.2    Closing Documents to be Delivered by the Purchaser. At the Closing, the Purchaser will deliver to the Company and the Sellers:

(a)    the Closing Purchase Price as provided in Section 1.1 hereof;

(b)    a certificate dated as of the Closing Date and signed by the Purchaser’s secretary (or equivalent) certifying and attaching copies of resolutions of the Purchaser’s board of directors (or other governing body) authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

(c)    a certificate duly executed by the Purchaser attesting that the conditions set forth in Section 6.2(a) and 6.2(b) hereof have been satisfied or indicating with specificity any respects in which those conditions have not been satisfied, in a form reasonably satisfactory to the Sellers;

(d)    the Assignment of LLC Interests, duly executed by the Purchaser;

(e)    the Escrow Agreement, duly executed by the Purchaser; and

(f)    the Flow of Funds Memorandum duly executed by the Purchaser.

7.3    Other Closing Documents. The parties hereto will execute such other documents and instruments as any of the other parties may be reasonably request that are necessary for the implementation and consummation of this Agreement and the transactions contemplated hereby.

8.            TERMINATION.

8.1    Termination. This Agreement may be terminated at any time prior to the Closing Date only as follows:

(a)    by mutual written agreement of the LLC Seller and the Purchaser;

(b)    by the Company, if (i) the Closing has not occurred on or before December 31, 2021) (or such later date as the Company and the Purchaser mutually agree in writing) (the “End Date”); provided, that such failure is not due to a failure of the Company to perform, in any material respect, any of its material obligations under this Agreement required to be performed prior to the Closing; or (ii) within fifteen (15) days after the Company’s written notice to the Purchaser notifying the Purchaser that the Company has satisfied its conditions to Closing (other than conditions with respect to (1) actions the respective parties will take at the Closing itself or (2) conditions that require the Purchaser’s cooperation pursuant to Section 5.8 if the Purchaser is in breach of such cooperation covenants) and that the Company is ready, willing and able to close, and the Purchaser has not agreed to close within fifteen (15) days thereof;

(c)    by the Purchaser, if the Closing has not occurred on or before the End Date, provided, that such failure is not due to a failure of the Purchaser to perform, in any material respect, any of its material obligations under this Agreement (provided, further, that if the Company has sent the notice to the Purchaser referred to in Section 8.1(b)(ii), the Purchaser may not exercise its right under this Section 8.1(c));

(d)    by the Company, if the Purchaser has committed a material breach of any provision of this Agreement, which breach (i) would result in a failure of a condition set forth in Section 6.2 and (ii) such breach is not capable of being cured or, if capable of being cured, has not been cured prior to the earlier of (A) ten (10) days following written notice of such breach from the Company to the Purchaser and (B) the End Date;

(e)    by the Purchaser, if the Company has committed a material breach of any provision of this Agreement, which breach (i) would result in a failure of a condition set forth in Section 6.1 and (ii) such breach is not capable of being cured or, if capable of being cured, has not been cured prior to the earlier of (A) ten (10) days following written notice of such breach from the Purchaser to the Company and (B) the End Date;

(f)    by either the Purchaser or the Company, if an order, statute, law, ordinance, regulation, decree, ruling, judgment, injunction or other action has been entered by any Governmental Authority of competent jurisdiction permanently restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree, ruling, judgment or injunction has become final and non-appealable; or

(g)    notwithstanding anything in this Agreement to the contrary, by either the Company or the Purchaser, without cause or reason and without regard to any default or breach hereunder, if the Closing has not occurred by February 15, 2022.

8.2    Effect of Termination. If this Agreement is validly terminated as provided in Section 8.1, all further obligations under this Agreement will terminate and no party hereto will have any liability in respect of the termination of this Agreement; provided, however, that (a) the confidentiality obligations of the Purchaser, the Sellers, and the Company described in Section 5.6 will survive any such termination and (b) Sections 11 through 22, 23(a), 24, 25, any applicable definitions set forth in Section 26 and this Section 8.2, shall survive any such termination, and (c) no such termination will relieve any party from liability for Fraud in connection with this Agreement or for any willful and material breach of any covenant or agreement set forth in this Agreement prior to such termination, and in the event of such Fraud or such willful and material breach, the parties hereto will be entitled to exercise any and all remedies available under law or equity in accordance with this Agreement. Nothing in this Section 8.2 shall relieve or release any party hereto of any liability or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party (taking into consideration relevant matters, including other combination opportunities and the time value of money, which shall be deemed in such event to be damages of such party)) arising out of such party’s willful breach of this Agreement.

9.            REMEDIES.

9.1    Survival.

(a)    The representations and warranties contained in Section 2 and Section 3 hereof, or in any certificate delivered by the Company or Sellers or Purchaser at Closing pursuant to Section 7.1 or Section 7.2, respectively, and the indemnification obligations of the parties with respect thereto, shall survive the Closing for a period of twelve (12) months following the Closing, subject to the terms and conditions of this Section 9. Notwithstanding the preceding sentence, the representations and warranties in Section 2.1 (Organization), Section 2.2 (Necessary Authority), Section 2.3 (Title to the Interests), Section 2.5 (Brokers), Section 3.1 (Organization), Section 3.2 (Authorization; Corporate Documentation), Section 3.3 (Title; Capitalization), Section 3.5(a) (No Breach), Section 3.16 (Taxes) Section 3.25 (Brokers), and Section 3.31 (HSR Matters) (such representations and warranties by the Sellers and the Company, collectively, the “Fundamental Seller Representations”), Section 4.1 (Organization), Section 4.2 (Necessary Authority), and Section 4.4 (Brokers) (such representations and warranties by the Purchaser, collectively, the “Fundamental Purchaser Representations”) shall survive the Closing until the expiration of the applicable statute of limitations.

(b)    Notwithstanding the foregoing, any claims for indemnification pursuant to Section 9.2 or Section 9.4, respectively, asserted in good faith in accordance with this Section 9 with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party in accordance with Section 9.6 prior to 11:59 p.m. Eastern Time on the date of the expiration of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved in accordance with the provisions of this Section 9.

(c)    None of the covenants that by their terms were to be performed prior to the Closing will survive the Effective Time. The covenants contained in this Agreement to be performed after the Closing, and the indemnification obligations of the parties with respect thereto, shall survive the Closing to the extent provided in their respective terms, or if no term is specified, until the applicable statute of limitations. The indemnification obligations with respect to the matters in Sections 9.2(a)(iv) though (ix) and 9.4(c) and (d) shall survive the Closing until the expiration of the applicable statute of limitations.

9.2    Sellers’ Indemnification Obligations

(a)    Subject to the terms and conditions of this Section 9, the Sellers, jointly and severally, shall indemnify and defend the Purchaser, its Affiliates and each of their respective officers, directors, employees and agents (collectively, the “Purchaser Indemnified Parties” and each a “Purchaser Indemnified Party”) against and from all Damages suffered, sustained or incurred by any Purchaser Indemnified Party, whether in respect of third party claims or claims between the parties relating to, as a result of, or arising out of:

(i)      any inaccuracy in or breach of any representation and warranty made by the Company or Sellers to the Purchaser under Section 2 or Section 3 (other than Fundamental Seller Representations) or by the Company or Sellers in any certificate delivered by the Company or Sellers at Closing pursuant to Section 7.1;

(ii)     any inaccuracy in or breach of any Fundamental Seller Representations;

(iii)    any breach by the Sellers of, or failure by the Sellers to comply with, any covenant or obligation under this Agreement to be performed by Sellers;

(iv)    any Pre-Closing Taxes;

(v)     any Fraud of the Sellers;

(vi)    any unpaid Indebtedness or Company Transaction Expenses;

(vii)   any rate or other similar adjustments, including any cost disallowances and related assessed damages and penalties under the applicable Government Contract, that result in a Damages to the Company with respect to any audit of a Government Contract related to (1) any period ending on or before the Closing or (2) any periods beginning before, but ending after, the Closing to the extent any adjustments relate to the portion of such period prior to Closing;

(viii)  any costs or Taxes associated with liquidating, winding down and dissolving the Subsidiary or any JV Entity (other than iLabsCreativeJV, LLC); and

(ix)   the matters, if any, set forth on Schedule 9.2(a)(ix), provided that no Purchaser Indemnified Party shall have made any voluntary disclosure or similar voluntary filing to a Governmental Authority with respect to such matters (other than in response to a demand or audit by a Governmental Authority).

(b)         Notwithstanding anything to the contrary contained herein, for purposes of determining whether there has been a breach and the amount of any Damages that are the subject matter of a claim for indemnification hereunder, in each case, solely for purposes of Section 9.2(a)(i) - (ii), each representation and warranty in this Agreement and the schedules and exhibits hereto shall be read without regard and without giving effect to any “materiality” or “Material Adverse Effect” qualification contained in such representation or warranty which has the effect of making such representation and warranty less likely to be breached (as if such word or words were deleted from such representation or warranty); except, however, the foregoing proviso shall not apply to the defined terms “Material Contracts,” “Material Customers” or “Material Suppliers.” For the avoidance of doubt, the materiality scrape in this Section 9.2(b) does not except out materiality as an element of Fraud nor does it except out any reference to “Material Adverse Effect” or “material” or any similar qualification from any representation and warranty for purposes of determining Fraud.

9.3    Limitation on Sellers’ Indemnification Obligations. Sellers’ obligations pursuant to Section 9.2 are subject to the following limitations:

(a)    Other than for Damages resulting from claims brought on the basis of Fraud, the Purchaser Indemnified Parties shall not be entitled to recover under Section 9.2(a)(i) until the total amount of Damages which the Purchaser Indemnified Parties would recover under Section 9.2(a)(i) exceeds an aggregate amount equal to $800,000.00 (the “Threshold”), in which case the Purchaser Indemnified Parties shall be entitled to recover such Damages that exceed the Threshold.

(b)    Other than for Damages resulting from claims brought on the basis of Fraud, the aggregate amount of indemnification that the Purchaser Indemnified Parties may receive to satisfy claims under Section 9.2(a)(i) shall be $800,000.00 (the “Cap”).

(c)    The aggregate liability of the Sellers pursuant to Section 9.2 shall in no event exceed the amount of the cash proceeds actually received by the LLC Seller under this Agreement, provided that the aggregate liability under Section 9.2(a)(i) shall be as set forth in Sections 9.3(a)-(b).

(d)    With respect to Damages for which a Purchaser Indemnified Party is entitled to indemnification under Section 9.2(a) such Damages shall be paid (i) first from any then-remaining funds in the Indemnity Escrow Account, (ii) second, from the R&W Insurance Policy to the extent of the coverage limits under the R&W Insurance Policy, and (iii) third, from the Sellers (in each case subject to the limitations in this Section 9). For the sake of clarity, to the extent any facts giving rise to any indemnifiable Damages constitute a breach of a representation or warranty, and except in the case of Fraud, to the extent that such Damages are covered under the R&W Insurance Policy and the limit of liability under the R&W Insurance Policy has not been exhausted, the Purchaser shall first be required to use Reasonable Best Efforts to recover from and exhaust the R&W Insurance Policy before seeking recovery directly from the Sellers under clause (iii) above. In addition, the Sellers shall not be required to indemnify any Purchaser Indemnified Party for any Damages under Section 9.2(a) to the extent that coverage for such Damages would otherwise have been available under the R&W Insurance Policy, but the amount of such coverage was reduced by an “Offsetting Benefit” (as defined in the R&W Insurance Policy).

(e)    Notwithstanding anything herein to the contrary, with respect to Damages for which a Purchaser Indemnified Party is entitled to indemnification under Section 9.2(a)(ix) (regardless of whether such Damage is covered in the definition of “Pre-Closing Taxes”) such Damages shall be paid, to the extent excluded from the R&W Insurance Policy (i) first from any then-remaining funds in the Special Indemnity Escrow Account, and (ii) second, from the Sellers (in each case subject to the limitations in this Section 9).

9.4    Purchaser’s Indemnification Obligations. Subject to the terms and conditions of this Section, the Purchaser shall indemnify and defend the Sellers, his, her or its Affiliates and each of their respective officers, directors, employees and agents and their respective successors and permitted assigns (collectively, the “Seller Indemnified Parties” and each a “Seller Indemnified Party”) against and from all Damages suffered, sustained or incurred by any Seller Indemnified Party, whether in respect of third party claims or claims between the parties hereto relating to, as a result of or arising out of:

(a)    any inaccuracy in or breach of any representation and warranty made by Purchaser to Sellers herein (other than Fundamental Purchaser Representations), or by the Purchaser in any certificate delivered by the Purchaser at Closing pursuant to Section 7.2;

(b)    any inaccuracy in or breach of any Fundamental Purchaser Representations;

(c)    any Fraud of the Purchaser; and

(d)    any breach by the Purchaser or the Company (after the Closing) of, or failure by the Purchaser or the Company to comply with, any covenant or obligation under this Agreement to be performed by the Purchaser or the Company.

9.5    Limitation on Purchaser’s Indemnification Obligations. The Purchaser’s obligations pursuant to Section 9.4(a) are subject to the following limitations:

(a)    Other than for Damages resulting from claims brought on the basis of Fraud or breaches of Fundamental Purchaser Representations, the Seller Indemnified Parties shall not be entitled to recover under Section 9.4(a) until the total amount of Damages which the Seller Indemnified Parties would recover under Section 9.4(a) exceeds an aggregate amount equal to the Threshold, in which case the Seller Indemnified Parties shall be entitled to recover such Damages that exceed the Threshold.

(b)    Other than for Damages resulting from claims brought on the basis of Fraud, the aggregate amount of indemnification that the Seller Indemnified Parties may receive to satisfy claims under Section 9.4(a) shall be the Cap.

9.6    Notice and Procedure.

(a)    In the event that any Legal Proceedings are instituted by a third party or any claim or demand is asserted or threatened against or sought to be collected from a Person who is seeking indemnity under any provision of this Agreement (the “Indemnitee”) by a third party, in each case for which the party from whom indemnity is sought (the “Indemnitor”) may have liability to any Indemnitee hereunder (a “Third Party Claim”), such Indemnitee shall, promptly following such Indemnitee’s receipt of a Third Party Claim, notify the Indemnitor in writing of such Third Party Claim (a “Claim Notice”); provided, however, that the failure to give a timely Claim Notice shall relieve the Indemnitor of its obligations hereunder only if and to the extent that such failure has a materially prejudicial effect on the defenses or other rights available to the Indemnitor with respect to such Third Party Claim or the Indemnitor is otherwise materially prejudiced by such delay. The Indemnitor shall have thirty (30) days after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnitee that it desires to defend the Indemnitee against such Third Party Claim; provided, however, that in such notice the Indemnitor must agree to indemnify the Indemnitee from and against the entirety of any and all Damages the Indemnitee may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim (subject to the limitations of this Section 9). The Claim Notice shall include copies of any demand, complaint and other material correspondence and documents served on or received by the Indemnitee with respect to such Third Party Claim and shall specify, in reasonable detail, the nature of such Third Party Claim.

(b)    In the event that the Indemnitor notifies the Indemnitee within the Notice Period that it desires to defend the Indemnitee against a Third Party Claim, (i) the Indemnitor shall have the right to defend the Indemnitee by appropriate Legal Proceedings and shall have the sole power to direct and control such defense, with counsel of its choosing, at its expense, (ii) the Indemnitor shall use its Reasonable Best Efforts to defend diligently such Third Party Claim, and (iii) the Indemnitee, prior to the period in which the Indemnitor assumes the defense of such matter, may take such reasonable actions to preserve any and all rights with respect to such matter, without such actions being construed as a waiver of the Indemnitee’s rights to defense and indemnification pursuant to this Agreement, but with such actions not being determinative of the amount of any Damages. The Indemnitor shall not, without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, delayed or conditioned), settle, compromise or offer to settle or compromise any Third Party Claim that does not include as a term thereof the giving by the Person(s) asserting such Third Party Claim to Indemnitee a release from all liability with respect to such claim or consent to entry of any judgment.

(c)    If the Indemnitor (i) does not elect to defend the Indemnitee against a Third Party Claim, whether by not giving the Indemnitee timely notice of its desire to so defend or otherwise or (ii) after assuming the defense of a Third Party Claim, fails to take commercially reasonable steps necessary to defend diligently such Third Party Claim, the Indemnitee shall have the right but not the obligation to assume such defense and shall have the sole power to direct and control such defense, with counsel of its choosing, at the expense of the Indemnitor; it being understood that the Indemnitee’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim. The Indemnitee shall not settle or compromise (or offer to settle or compromise) a Third Party Claim without the consent of the Indemnitor, which consent shall not be unreasonably withheld, delayed or conditioned.

(d)    The Indemnitee and the Indemnitor shall cooperate in the conduct of the defense of a Third Party Claim, including by providing reasonable access to each other’s relevant business records and other documents, and employees, subject to reasonable confidentiality obligations. The party that controls the defense, compromise or settlement of a Third Party Claim shall keep the other party reasonably informed of material developments and events relating to such claim.

(e)    The Indemnitee and the Indemnitor shall use their Reasonable Best Efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

(f)    Any claim by an Indemnitee for indemnification not involving a Third Party Claim may be asserted by giving the Indemnitor written notice thereof (a “Notice of Direct Claim”), which notice shall say “Direct Indemnity Claim”, and shall be given promptly after the Indemnitee becomes aware of such claim. Such Notice of Direct Claim must state that the Indemnitee, in good faith, believes it is entitled to indemnification and the relevant section(s) of this Agreement pursuant to which the Indemnitee is entitled to indemnification and contain to the extent possible, a good faith estimate of the Damages that the Indemnitee has incurred or paid or will incur or pay as a result of the matter giving rise to such right of indemnification or a statement explaining why such amount cannot be reasonably estimated. The Indemnitor shall have thirty (30) days after its receipt of a Notice of Direct Claim to respond in writing to such Notice of Direct Claim. During such period of thirty (30) days, the Indemnitee shall cooperate in all reasonable respects with the Indemnitor and its professional advisors in their investigation of the matter or circumstance alleged to give rise to the Notice of Direct Claim, and whether and to what extent any amount is payable in respect of the Notice of Direct Claim, and the Indemnitee shall use its Reasonable Best Efforts to assist the Indemnitor’s investigation by giving such non-privileged information and assistance at the Indemnitor’s sole expense, as the Indemnitor or any of its professional advisors may reasonably request in order to evaluate such Notice of Direct Claim. If the Indemnitor does not notify the Indemnitee within thirty (30) days following its receipt of a Notice of Direct Claim that the Indemnitor disputes its liability to the Indemnitee, such claim specified by the Indemnitee in such notice shall be conclusively deemed rejected by the Indemnitor and the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee pursuant to Section 20, subject to the terms and limitations set forth in this Section 9.

9.7    Duty to Mitigate. Any Person seeking indemnification under this Section 9 shall take all commercially reasonable steps to mitigate any Damages incurred by such Person upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any indemnification rights hereunder.

9.8     No Duplicate Recovery. Any indemnifiable Damages for which any Indemnitee is entitled to indemnification under this Section 9 shall be determined without duplication of recovery by reason of the state of facts giving rise to such indemnifiable Damages constituting a breach of more than one representation, warranty, covenant or agreement. There shall be no recovery for any indemnifiable Damages by any Indemnitee pursuant to this Section 9 to the extent such Damages have been taken into account in the determination of the Purchase Price Adjustment or pursuant to Section 1.3(a).

9.9      Time of Payment of Claims. Any amount owing by any party hereto pursuant to this Section 9 shall be paid within five (5) Business Days after the final determination of such amount in accordance with this Section 9.

9.10    Sole Remedy After Closing.

(a)    The Purchaser and Sellers acknowledge and agree that their sole and exclusive remedy for monetary relief with respect to any breach of this Agreement, including breach of any representation, warranty, covenant or agreement and with respect to any and all claims relating to the subject matter of this Agreement, excluding (i) any claim for Fraud (provided such claims shall be subject to the limitations and procedures set forth herein, including under Section 9.3) or (ii) any remedies with respect to the Purchase Price adjustment as contained in Section 1.3, shall be pursuant to the indemnification provisions set forth in this Section 9; provided, however, nothing contained herein shall prevent the Indemnitee from pursuing equitable relief as may be available to such party under Section 11. The parties shall not be entitled to a rescission of this Agreement, the Transaction Documents, or the transactions contemplated hereby or thereby (whether by contract, common law, statute, law, regulation or otherwise), all of which the parties hereby waive.

(b)    The Purchaser and Sellers agree to treat (and cause their Affiliates to treat) any indemnification payment under this Agreement as an adjustment to the Purchase Price for Tax purposes. Neither the Purchaser nor any Seller shall (nor shall they permit their Affiliates to) take any position on any Tax Return, or before any Governmental Authority involved in the administration of Tax Laws, that is inconsistent with such treatment. The parties hereto agree to use Reasonable Best Efforts to obtain available recoveries from any third party insurer (including with respect to the Purchaser Indemnified Parties, from the R&W Insurance Policy).

9.11    No Right of Contribution. The Sellers hereby expressly waive, acknowledge and agree that the Sellers shall not exercise or assert (or attempt to exercise or assert) any right of subrogation, contribution, advancement, indemnification or other claim against the Company in connection with any breach by the Company prior to the Closing or by the Seller of any of its covenants or agreements in this Agreement for which indemnification is sought by a Purchaser Indemnified Party under this Agreement; provided, however, that nothing in this Section 9.11 shall release the right of the Sellers (i) with respect to the obligations of the Purchaser under this Agreement or any other Transaction Document or (ii) the obligations of any insurer under any insurance policy (including under the Tail Policy).

9.12    Indemnity Escrow Account. On the first Business Day following the twelve (12) month anniversary of the Closing Date (the “Escrow Termination Date”), Purchaser and LLC Seller shall promptly deliver joint written instructions to the Escrow Agent as is necessary to cause the remaining funds on deposit in the Indemnity Escrow Account, minus the aggregate amount of any unsatisfied claims for Damages of the Purchaser Indemnified Parties properly made on or prior to 11:59 p.m. Eastern Time on the Escrow Termination Date in accordance with the terms of this Section 9 (the “Pending Claim Reserve”), to be released to the LLC Seller. The Pending Claim Reserve shall remain in the Indemnity Escrow Account until the resolution of the applicable claim or claims to which such reserve relates. To the extent such pending claim or claims are resolved in favor of the Purchaser, the Pending Claim Reserve shall be paid to Purchaser pursuant to joint written instructions to the Escrow Agent or in accordance with a final, non-appealable order from a court of competent jurisdiction or arbitration award delivered to the Escrow Agent, as applicable, with any amount remaining in the Indemnity Escrow Account after such payment to be released to the LLC Seller.

9.13    Special Indemnity Escrow Account. On the first Business Day following the thirty-six (36) month anniversary of the Closing Date (the “SI Escrow Termination Date”), Purchaser and LLC Seller shall promptly deliver joint written instructions to the Escrow Agent as is necessary to cause the remaining funds on deposit in the Special Indemnity Escrow Account, minus the aggregate amount of any unsatisfied claims for Damages of the Purchaser Indemnified Parties properly made on or prior to 11:59 p.m. Eastern Time on the SI Escrow Termination Date in accordance with the terms of this Section 9 (the “SI Pending Claim Reserve”), to be released to the LLC Seller. The SI Pending Claim Reserve shall remain in the Special Indemnity Escrow Account until the resolution of the applicable claim or claims to which such reserve relates. To the extent such pending claim or claims are resolved in favor of the Purchaser, the SI Pending Claim Reserve shall be paid to Purchaser pursuant to joint written instructions to the Escrow Agent or in accordance with a final, non-appealable order from a court of competent jurisdiction or arbitration award delivered to the Escrow Agent, as applicable, with any amount remaining in the Special Indemnity Escrow Account after such payment to be released to the LLC Seller.

10.        POST CLOSING MATTERS. Following the Closing Date, the parties agree as follows:

10.1    Cooperation. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party. At the option of Purchaser, (i) the Sellers shall use commercially reasonable efforts to cause the Company’s Subsidiary or JV Entity to make an election under Section 754 of the Code (and analogous or similar state or local Tax Law) for the taxable year including the Closing Date, and (ii) the Sellers shall use commercially reasonable efforts to cause the Company’s Subsidiary or JV Entity to effect a “push-out” election under Section 6226 of the Code (or any similar provision of Tax Law) with respect to any partnership adjustments), in each case, to the extent legally permissible.

10.2    Litigation Support. In the event and for so long as any party is actively contesting or defending against any Claim in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that existed on or prior to the Closing Date involving the Company, each of the other parties will cooperate with such party and such party’s counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as will be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party.

10.3    Tax Matters.

(a)    Tax Refunds. Any refund of Taxes that were imposed on the Company for any Pre-Closing Tax Period and any interest paid or credited in respect thereto (collectively, a “Tax Refund”), shall be the property of the LLC Seller. If any such Tax Refund is received by the Purchaser, the Company or any of their Affiliates, including by way of credit or allowance against Taxes otherwise payable, an amount equal to such Tax Refund, together with any interest payable thereon, shall be paid to the LLC Seller promptly upon receipt from the applicable Governmental Authority. The Purchaser shall, if the LLC Seller so requests and at the LLC Seller’s expense, causing the relevant entity to file for and obtain any Tax Refund to which the LLC Seller is entitled under this Section 10.3(a). For purposes of this Section 10.3(a), if (x) the amount of Taxes in respect of a Straddle Tax Period paid by the Company on or before the Closing Date or taken into account in Net Working Capital, exceeds (y) the amount of such Taxes relating to the portion of such Straddle Tax Period ending on the Closing Date (as determined, under Section 10.3(b)), such excess shall be treated as a Tax Refund.

(b)    Straddle Tax Periods. For purposes of this Agreement, Tax liabilities with respect to a Tax period which begins on or before and ends after the Closing Date (a “Straddle Tax Period”) shall be apportioned between the portion of such period ending on the Closing Date and the portion beginning on the day after the Closing Date. The portion of any Taxes for any Straddle Tax Period allocable to the Pre-Closing Tax Period shall be determined as follows: (i) in the case of any real and personal property Taxes and franchise Taxes not based on gross or net income, based on the total amount of such Taxes for the relevant Straddle Tax Period multiplied by a fraction, the numerator of which shall be the number of days in such Straddle Tax Period through the Closing Date and the denominator of which shall be the total number of days in such Straddle Tax Period, and (ii) in the case of any Taxes other than those described in clause (i), as if such taxable period ended at the close of the Closing Date; provided, however, that for purposes of this clause (ii), any transactions outside the Ordinary Course of Business of the Company following the Closing on the Closing Date shall be allocable to the portion of the Straddle Tax Period following the Closing Date. The provisions of this Section 10.3(b) shall apply with respect to both the Company and to the Subsidiary and any JV Entity.

(c)    Tax Returns. The LLC Seller shall prepare and timely file, or shall cause to be prepared and timely filed, any income Tax Returns required to be filed by or with respect to the Company for all Tax periods ending on or before the Closing Date which have not been filed as of the Closing Date (such Tax Returns, “Pre-Closing Period Tax Returns”). In order to facilitate preparation of such Tax Returns, the Purchaser shall, within a reasonable period of time after the LLC Seller’s written request, provide the LLC Seller with such information as the LLC Seller shall identify that is reasonably necessary for preparing Tax Returns described in this Section 10.3(c). The LLC Seller shall permit the Purchaser to review and comment on any Pre-Closing Period Tax Return that relates solely to the Company (and not any returns that include the LLC Seller or any Affiliate) at least thirty (30) days prior to the due date (including extensions) for filing such Pre-Closing Period Tax Return and make any changes reasonably requested by the Purchaser, with any dispute relating thereto to be resolved by the Firm. The Purchaser shall execute and file or cause to be executed and filed all such Pre-Closing Period Tax Returns on or prior to the due date (including extensions) for filing such Pre-Closing Period Tax Returns. The Purchaser, at the LLC Seller’s expense, shall prepare and timely file, or shall cause to be prepared and timely filed, any other Tax Returns first required to be filed by or with respect to the Company for all Tax periods ending on or before the Closing Date which have not been filed as of the Closing Date and any Tax Returns required to be filed for any Straddle Tax Periods. The Purchaser, at the LLC Seller’s expense, shall permit the LLC Seller to review and comment on any such Tax Return that could result in a claim for indemnity against the LLC Seller under this Agreement at least thirty (30) days prior to the due date (including extensions) for filing such Pre-Closing Period Tax Return or Straddle Tax Period Tax Return and make any changes reasonably requested by the LLC Seller, with any dispute relating thereto to be resolved by the Firm.

(d)    Cooperation. In connection with the preparation of Tax Returns and audit examinations relating to the Company by any Governmental Authority or administrative or judicial proceedings resulting therefrom, the LLC Seller and the Purchaser will cooperate fully with one another, including the furnishing or making available on a timely basis of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes.

(e)    Tax Contests. After the Closing Date, except as set forth in this Section 10.3(e), the Company shall control the conduct, through counsel of its own choosing, of any audit or administrative or judicial proceeding involving any asserted Tax liability with respect to the Company (each a “Tax Contest”). In the case of a Tax Contest after the Closing Date that relates solely to income Taxes in Pre-Closing Tax Periods, the LLC Seller may elect to control the conduct of such Tax Contest, using counsel or accountants reasonably satisfactory to the Company, but the Company shall have the right to participate in such Tax Contest at its own expense, and the LLC Seller shall not settle, compromise or concede any portion of such Tax Contest that could affect the income Tax liability of the Company for any taxable year (or portion thereof) after the Closing Date without the written consent of the Company, which consent will not be unreasonably withheld, delayed or conditioned; provided that, if the LLC Seller fails to assume control of the conduct of any such Tax Contest within thirty (30) days following the receipt by the LLC Seller of Notice of such Tax Contest from the Purchaser, then the Company shall have the right to assume control of such Tax Contest. In the case of any Tax Contest relating to any Taxes in a Pre-Closing Tax Period (including any Straddle Tax Period) that is not controlled by the LLC Seller pursuant to this Section 10.3(e), (i) the LLC Seller shall have the right to participate in such Tax Contest at the expense of the LLC Seller and (ii) the Purchaser shall not allow the Company to settle or otherwise resolve such Tax Contest without the prior written permission of the LLC Seller, which consent shall not be unreasonably withheld, conditioned or delayed, in each case only to the extent such Tax Contest could result in the LLC Seller being liable pursuant to this Agreement or under applicable Law.

(f)    Purchaser Tax Actions. Except as otherwise required under applicable Law, following the Closing, neither the Purchaser nor the Company will (and neither the Purchaser nor the Company will allow any of its Affiliates to): (i) file, amend or modify any Tax Return of the Company for any Pre-Closing Tax Period (other than a Straddle Tax Period), (ii) file, amend or revoke any Tax election for the Company for a Pre-Closing Tax Period (other than a Straddle Tax Period), (iii) surrender any right to claim a refund of Taxes relating to the Company relating to any Pre-Closing Tax Period, or (iv) enter into any closing agreement relating to any Tax Return of the Company for any tax period ending on or before the Closing Date.  Neither the Purchaser nor the Company will (and neither the Purchaser nor the Company will allow any of its Affiliates to) make a voluntary disclosure to a Governmental Authority with respect to any Tax or Tax Returns of the Company for any tax period ending on or before the Closing Date, in each case, without the prior written consent of the LLC Seller (not to be unreasonably withheld, conditioned or delayed), provided, however, Purchaser (and the Company after Closing) shall be entitled to take the foregoing action without seeking the prior consent of the LLC Seller (i) to the extent the R&W Insurance Policy covers the Pre-Closing Taxes arising from or attributable to said action, or (ii) if Purchaser agrees in writing not to pursue an indemnity claim with respect to any Taxes arising from its actions (and no Seller is otherwise liable for such Pre-Closing Taxes).  The Purchaser will not take any of the actions identified in this Section 10.3(f) permitted to be taken without providing the Seller at least 5 Business Days written notice.

(g)    Tax Treatment. The Purchaser and its Affiliates, the Company, and the LLC Seller agree with respect to certain Tax matters as follows:

(i)      To treat any Transaction Tax Deductions paid or accrued on or before the Closing Date as deductible in a Pre-Closing Tax Period to the fullest extent allowable by applicable Laws and no party hereto shall apply the “next day rule” under Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) to such deductions.

(ii)     Except as provided in clause (i), to treat any gains, income, deductions, losses, or other items realized by the Company for income Tax purposes with respect to any transaction outside the Ordinary Course of Business of the Company following the Closing on the Closing Date as occurring on the day immediately following the Closing Date and apply the “next day rule” under Treasury Regulation Section 1.1502-76(b)(1)(iv)(B) to such items.

(iii)    That no election shall be made by any party under Treasury Regulation Section 1.1502-76(b)(2) (or any similar provision of state, local, or non-U.S. Law) to ratably allocate items incurred by the Company for the year in which the Closing occurs.

Unless otherwise required by a final determination of a Governmental Authority, the Purchaser shall cause the Company to file all Tax Returns consistently with the agreements set forth in this Section 10.3(g) and not take any position inconsistent with the agreement in this Section 10.3(g) during an audit or other proceeding with any Governmental Authority.

(h)    Transfer Taxes. Any and all transfer, documentary, sales, use, registration and real property transfer or gains Tax, stamp Tax, excise Tax, stock transfer Tax, or other similar Tax imposed as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) and any penalties or interest with respect to the Transfer Taxes shall be borne 50% by the Purchaser and 50% by the LLC Seller. The Purchaser and the LLC Seller agree to cooperate to establish any available exemption from (or otherwise reduce) any such Transfer Taxes, and also agree to cooperate in the filing of any Tax Returns with respect to the Transfer Taxes, including by promptly supplying any information in their possession that is reasonably necessary to complete such Tax Returns.

(i)    Purchase Price Allocation. Within thirty (30) days after the date that the Purchase Price is determined (as set forth herein), the Purchaser will cause Purchaser’s accountants (with the approval of Seller’s accountants, such approval not to be unreasonably withheld, conditioned or delayed) to allocate the Purchase Price in accordance with Section 1060 of the Code and the Regulations promulgated thereunder (the “Allocation Schedule”). The Allocation Schedule as finally determined by Purchaser’s counsel (with the approval of Seller’s accountants, such approval not to be unreasonably withheld, conditioned or delayed) pursuant to this Section 10.3(i) shall be binding on the parties and all Tax Returns filed by the Purchaser and its Affiliates and the LLC Seller will be prepared consistently with such Allocation Schedule. No amount shall be allocated for income Tax purposes to any restrictive covenants entered into in connection with this Agreement or the transactions contemplated hereby.

11.       SPECIFIC PERFORMANCE. Each of the Purchaser, the Sellers, and the Company acknowledges that the other parties may be irreparably harmed and that there may be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement. It is accordingly agreed that, in addition to, but not in lieu of, any other remedies that may be available upon the breach of any such covenants or agreements (including remedies under Section 9), each party shall have the right to seek injunctive relief to restrain a breach or threatened breach of, or otherwise to seek specific performance of, the other parties’ covenants and agreements contained in this Agreement. Each party agrees that it will not oppose the granting of an injunction, specific performance, or other similar non-monetary equitable relief on the basis that the party seeking such injunction, specific performance or other similar non-monetary equitable relief has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or equity. In the event that any party seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, such party shall not be required to provide any bond or other security in connection with any such injunction or other order, decree, ruling or judgment.

12.       PUBLIC STATEMENTS. (a) Prior to the Closing, (i) neither the Company nor any Seller, without the prior written approval of the Purchaser, and (ii) the Purchaser, without the prior written approval of the LLC Seller, and (b) following the Closing (i) the Sellers will not, without the prior written approval of the Purchaser, and (ii) neither the Purchaser nor the Company, without the prior written approval of the LLC Seller, will (1) make any press release or other public announcement concerning the transactions contemplated by this Agreement, except to the extent required by Law, in which case the other party will be so advised as far in advance as possible and will be given an opportunity to comment on such release or announcement, or (2) disclose the Purchase Price, the approximate amount of the Purchase Price, any other financial information from which the approximate amount of the Purchase Price may be determined, or disclose any of the other essential terms of this Agreement and except as required by Law or required for financial reporting purposes and except that the parties (or their respective Affiliates) may disclose such terms to their respective employees, accountants, advisors and other Representatives or their respective past, present or prospective financing sources or other investors as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to or are bound by contract to keep the terms of this Agreement confidential on terms substantially similar to those set forth in this Agreement that are applicable to the disclosing party hereunder).

13.        EXPENSES. Except as expressly set forth herein, each party shall bear its own legal and other fees and expenses incurred in connection with its negotiating, executing and performing this Agreement and the other Transaction Documents, including any related investment banking broker or finder’s fees with which any of them have contracted, for periods on or before the Closing Date.

14.        AMENDMENT AND ASSIGNABILITY. This Agreement may be amended only by the execution and delivery of a written instrument by or on behalf of (a) prior to the Closing, all of the parties hereto and (b) after the Closing, the Purchaser and the LLC Seller. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any party without the prior written consent of the other parties hereto in their sole discretion.

15.        NOTICES. All notices, demands and other communications pertaining to this Agreement (“Notices”) must be in writing addressed as follows:

(a)          If to the Company (prior to the Closing), to:

Creative Systems and Consulting, L.L.C.

8281 Greensboro Dr, Suite 200
Mclean, VA 22102

Attention: Vanitha Khera

E-mail: vanitha.khera@gmail.com

with a copy (which shall not constitute notice but shall be required for notice) to:

Holland & Knight LLP

1650 Tysons Boulevard, Suite 1700

Tysons, Virginia 22102

Attention: Adam J. August and Lauren Benny

E-Mail: Adam.August@hklaw.com and Lauren.Benny@hklaw.com

(b)         If to any Seller, to:

Project Apple Holdings, LLC

8300 Greensboro Dr, #L1-254

Mclean, VA 22102

Attention: Vanitha Khera

E-mail: vanitha.khera@gmail.com

with a copy (which shall not constitute notice but shall be required for notice) to:

Holland & Knight LLP

1650 Tysons Boulevard, Suite 1700

Tysons, Virginia 22102

Attention: Adam J. August and Lauren Benny

E-Mail: Adam.August@hklaw.com and Lauren.Benny@hklaw.com

(c)         If to the Purchaser (or the Company following the Closing), to:

ICF Incorporated, L.L.C.

9300 Lee Highway

Fairfax, VA 22031

Attention: General Counsel

with a copy (which shall not constitute notice but shall be required for notice) to:

DLA Piper LLP (US)

500 Eighth Street, NW

Washington, D.C. 20004

Attention: Jeffrey Houle and Thomas Pilkerton

Email: Jeffrey.Houle@dlapiper.com and

           Thomas.Pilkerton@dlapiper.com

Notices will be deemed given five (5) Business Days after being mailed by certified or registered United States mail, postage prepaid, return receipt requested, or on the first Business Day after being sent, prepaid, by nationally recognized overnight courier that issues a receipt or other confirmation of delivery. Notices delivered via electronic mail or e-mail in PDF format will be deemed given upon transmission; provided that (except with respect to notices via electronic mail or PDF in email format pursuant to Section 1.3(b)(ii)(B), Section 5.1 and 5.2, which will be deemed given upon transmission with no further notice required) by no later than two (2) days thereafter such notice is confirmed in writing and sent via one of the methods described in the immediately previous sentence. Notices delivered by personal service will be deemed given when actually received by the recipient. Any party may change the address to which Notices under this Agreement are to be sent to it by giving written notice of a change of address in the manner provided in this Agreement for giving Notice.

16.        WAIVER. Unless otherwise specifically agreed in writing to the contrary: (a) the failure of any party at any time to require performance by the other of any provision of this Agreement will not affect such party’s right thereafter to enforce the same; (b) no waiver by any party of any default by any other party will be valid unless in writing and acknowledged by an authorized representative of the non-defaulting party, and no such waiver will be taken or held to be a waiver by such party of any other preceding or subsequent default; and (c) no extension of time granted by any party for the performance of any obligation or act by any other party will be deemed to be an extension of time for the performance of any other obligation or act hereunder. Notwithstanding the foregoing, upon the Closing, all conditions set forth in Sections 6.1 and 6.2, to the extent any remain unsatisfied, shall be deemed waived by the applicable party(ies).

17.        ENTIRE AGREEMENT. This Agreement (including the Exhibits and Disclosure Schedules hereto, which are incorporated by reference herein and deemed a part of this Agreement), the Transaction Documents and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and referenced herein, and supersede and terminate any prior agreements between the parties (written or oral) with respect to the subject matter hereof, including that certain Letter of Intent dated as of November 12, 2021 and that certain Exclusivity Agreement dated as of November 12, 2021.

18.        COUNTERPARTS; ELECTRONIC SIGNATURE. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signature on each such counterpart were on the same instrument. Further, this Agreement may be executed by transfer of an originally signed document by electronic or e-mail in PDF format, each of which will be as fully binding as an original document.

19.        SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired. Any illegal or unenforceable term will be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable Law and such term, as so modified, and the balance of this Agreement will then be fully enforceable.

20.        CHOICE OF LAW. This Agreement is to be construed and governed by the laws of the State of Delaware (without giving effect to principles of conflicts of laws).

21.        WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 21.

22.        CONSENT TO JURISDICTION. EXCEPT AS SET FORTH IN SECTION 1.3, EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR ANY FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF DELAWARE, IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT, AND HEREBY WAIVES, AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, (A) THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS, (B) THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR (C) THAT THE INTERNAL LAWS OF THE STATE OF DELAWARE DO NOT GOVERN THE VALIDITY, INTERPRETATION OR EFFECT OF THIS AGREEMENT, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL DISPUTES WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH A STATE OR FEDERAL COURT. EACH PARTY HEREBY CONSENTS TO AND GRANTS ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF ANY SUCH DISPUTE AND AGREES THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 15, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

23.        REPRESENTATION BY COUNSEL.

(a)    Each party has been represented by its own counsel in connection with the negotiation and preparation of this Agreement and, consequently, each party hereby waives the application of any rule of law that would otherwise be applicable in connection with the interpretation of this Agreement, including any rule of law to the effect that any provision of this Agreement will be interpreted or construed against the party whose counsel drafted that provision. This Agreement constitutes notice to the Purchaser that the Company has engaged Holland & Knight LLP as its legal counsel in connection with the transactions contemplated by this Agreement; and the Purchaser hereby (i) consents to the continued representation of the Company by Holland & Knight LLP in relation to the transactions contemplated by this Agreement notwithstanding the fact that Holland & Knight LLP may have represented, and may currently or in the future represent, the Purchaser and/or any of its Affiliates with respect to unrelated matters and (ii) waives any actual or alleged conflict and actual or alleged violation of ethical or comparable rules applicable to Holland & Knight LLP, as applicable, that may arise from their representation of the Company and/or its Affiliates in connection with the transactions contemplated by this Agreement, including representing the Company or its Affiliates against the Purchaser and/or any of its Affiliates in litigation, arbitration or mediation in connection therewith.  In addition, the Purchaser hereby acknowledges that its consent and waiver under this paragraph is voluntary and informed, and that the Purchaser has obtained independent legal advice with respect to this consent and waiver.

(b)    The parties agree that, notwithstanding the fact that Holland & Knight LLP has represented the Company in connection with this Agreement, and may have also represented the Company in connection with matters other than the transaction that is the subject of this Agreement prior to Closing, Holland & Knight LLP will be permitted in the future, prior to and after the Closing, to represent one or more of such Affiliates, or their respective equity holders, officers, directors or managers in connection with matters in which such Affiliates or their respective equity holders, officers, directors or managers are adverse to the Company or any of their respective Affiliates, including any disputes that such Affiliates or their respective equity holders, officers, directors or managers may hereafter have with the Company and/or with the Purchaser arising out of, or related to, this Agreement. The Company and the Purchaser, who is represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive any actual or potential conflict of interest that may hereafter arise in connection with Holland & Knight’s future representation of one or more of the Company’s Affiliates or their respective equity holders, officers, directors or managers on matters in which the Interests of such Affiliate or their respective equity holders, officers, directors or managers are adverse to the Interests of the Company and/or the Purchaser, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Holland & Knight LLP of the Company.

(c)    The parties agree that, immediately prior to the Closing, without the need for any further action (i) all right, title and interest of the Company in and to all Protected Communications shall thereupon transfer to and be vested solely in the Sellers, and (ii) any and all protections from disclosure, including attorney-client privileges and work product protections, associated with or arising from any Protected Communications that would have been exercisable by the Company shall thereupon be vested exclusively in the Sellers and shall be exercised or waived solely by the Sellers. All rights, files, and information that are not Protected Communications, including matters that relate to the operation of the Company shall belong to the Company. Neither the Company, Purchaser or any Person acting on any of their behalf shall, without the prior written consent of the LLC Seller, assert or waive or attempt to assert or waive any such protection against disclosure of Protected Communications, including the attorney-client privilege or work product protection with respect to, or to discover, obtain, use or disclose or attempt to discover, obtain, use or disclose any Protected Communications in connection with any dispute with Sellers or the Company relating to this Agreement, or any of the transactions contemplated herein. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or the Company, on the one hand, and a Person other than the Sellers or one of his, her or its Affiliates, on the other hand, after the Closing, the Purchaser and the Company, as applicable, may assert the attorney-client privilege to prevent disclosure of Protected Communications to such third party.

24.        NO THIRD PARTY BENEFICIARIES. Except with respect to Holland & Knight LLP under Section 23, this Agreement will not confer any rights upon any Person other than the parties hereto and their respective successors and permitted assigns.

25.       EXHIBITS, APPENDICES AND DISCLOSURE SCHEDULE. The Exhibits, Appendices, and Disclosure Schedules referenced in this Agreement are a material part of this Agreement. Each Disclosure Schedule will be deemed incorporated into this Agreement. The Disclosure Schedules are intended only to qualify and limit the representations, warranties, and covenants in the Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties, or covenants. No Disclosure Schedule relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission that any such breach or violation has actually occurred. No reference to or disclosure of any item or other matter in the Disclosure Schedules will be construed as an admission or indication that such item or other matter disclosed is material or such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. Disclosures made for the purpose of any one Disclosure Schedule shall be deemed made for the purpose of all representations and warranties so long as the applicability to the other representations and warranties is reasonably apparent from such disclosure. Any reference to a contract, statement, plan, report or other document of any kind in the Disclosure Schedules shall be deemed to be a disclosure thereof to the extent the applicable representation or warranty calls for a listing of the same and it shall not in such case be necessary to identify or reference specific provisions of such documents except to the extent necessary to clarify or qualify such disclosure.

26.        DEFINITIONS; INTERPRETATION.

26.1    Definitions. As used in this Agreement, the following terms have the following meanings:

“Accounts Receivable” means the Company’s accounts receivable as of the Effective Time as calculated pursuant to the Net Working Capital Principles.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with or of, such Person. The term “Control” (including, with correlative meaning, the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning ascribed to such term in the Preamble of this Agreement.

“Allocation Schedule” has the meaning ascribed to such term in Section 10.3(i).

“Alternative Proposal” has the meaning ascribed to such term in Section 5.5.

“Assets” means all Cash and Cash equivalents (which, for the avoidance of doubt, may be distributed by the Company prior to Closing), marketable securities, Personal Property and real property of the Company and all Contracts and Leases to which the Company is a party, all Permits held by the Company, all Intellectual Property and all other assets of the Company.

“Assignment of LLC Interests” means that certain Assignment of Limited Liability Company Interests by and between LLC Seller and the Purchaser in the form attached hereto as Exhibit D.

“Bank Account” has the meaning ascribed to such term in Section 3.29.

“Base Purchase Price” has the meaning ascribed to such term in Section 1.1.

“Benefit Plans” has the meaning ascribed to such term in Section 3.17(a).

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in Washington, DC are open for the general transaction of business.

“Cash” means, as of the Effective Time, the result of (a) the aggregate amount of cash and cash equivalents held in the bank and other accounts, including money market accounts, of the Company, plus (b) deposits in transit and deposits not yet cleared, minus (c) the aggregate balance of all outstanding checks written against such accounts but only to the extent the obligations satisfied by such checks have been appropriately excluded from Net Working Capital, Company Transaction Expenses or Indebtedness, minus (d) the amount of any deferred revenue, customer deposits, advance payments and similar amounts, excluding any amount arising from the adoption of GAAP that is inconsistent with the accounting methods, policies, practices, procedures, conventions, classifications, definitions, principles, judgments, techniques and estimation methodologies, including with respect to the nature of accounts, level of reserves or level of accruals, adopted in connection with the most recent audited Financial Statements, as of the Effective Time.

“Charter” means such Person’s Articles or Certificate of Incorporation, Organization or Formation, or their equivalent, and all amendments thereto.

“Claim” means any written third party claim, action, litigation, proceeding (arbitral, administrative, legal, or otherwise), suit, or demand.

“Claim Notice” has the meaning ascribed to such term in Section 9.6(a).

“Closing” has the meaning ascribed to such term in Section 1.5(a).

“Closing Date” has the meaning ascribed to such term in Section 1.5(a).

“Closing Purchase Price” has the meaning ascribed to such term in Section 1.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning ascribed to such term in the Preamble.

“Company IP” means all Intellectual Property owned by the Company.

“Company Systems” means the computer systems, telecommunications, networks and other similar or related items of automated computerized or software systems that are owned or controlled by the Company.

“Company Transaction Expenses” means, as of immediately prior to the Closing, the aggregate amount outstanding of all fees and expenses payable by the Company or the Sellers in connection with the consummation of the transactions contemplated hereby (or incurred in connection with the transactions hereunder) including any of the foregoing payable to legal counsel, accountants, investment bankers, financial advisors, brokers, finders, or consultants and any transaction bonus, severance (for employees terminated prior to Closing) or other amounts paid to employees or independent contractors in connection with the transactions contemplated hereby which are identified on Schedule CBP and the amount of employer payroll Taxes associated therewith. For the avoidance of doubt, Company Transaction Expenses shall include 50% of the R&W Insurance Expenses and 100% of the Tail Policy expenses pursuant to Section 5.9(a) (in each case to the extent not paid by the Company prior to the Closing) and shall exclude the incentive awards referenced in Section 5.16.

“Competing Business” has the meaning ascribed to such term in Section 5.11(a).

“Confidential Information” has the meaning ascribed to such term in Section 5.6.

“Confidentiality Agreement” has the meaning ascribed to such term in Section 5.6.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, licenses, franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto), to which the Company is a party and which are in effect on Execution Date and have continuing obligations by any party. For the avoidance of doubt, unless otherwise expressly indicated task, purchase or delivery order(s) or statements of work under a Contract will not constitute a separate Contract, but will be part of the Contract under which it was issued.

“Control” has the meaning ascribed to such term in the definition of Affiliate.

“Convertible Securities” means all convertible securities (including convertible promissory notes) or other rights to subscribe for or purchase any equity securities or other equity Interests of the Company, or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire, any equity securities of the Company.

“Copyrights” has the meaning ascribed to such term in the definition of Intellectual Property.

“Covered Customer” has the meaning ascribed to such term in Section 5.11(a).

“Covered Employee” means an individual employed by the Company as of the Closing, excluding an Individual Seller.

“COVID-19” shall mean COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Order” means any order of a Governmental Authority (it being acknowledged that all orders are deemed to be Laws) issued, adopted or in force regarding COVID-19 or the containment or mitigation of the Pandemic, including any of the foregoing regarding (A) any “shelter in place,” “stay home” or other restrictions on the freedom of activities of individuals, (B) any business being restricted from operating in the ordinary course of its business, or (C) any vaccination requirements or policies, in each case, to the extent such Laws are binding or otherwise applicable to the Company.

“Current Government Contracts” means those Government Contracts of which the period of performance has not yet expired or terminated and for which final payment has not yet been received.

“Damages” means all assessments, levies, losses, fines, liabilities, payments, penalties (imposed by a third party), damages, interest (imposed by a third party), costs and expenses, including reasonable attorneys’ fees and expenses, expressly excluding exemplary or punitive damages except to the extent awarded by any Governmental Authority to a party other than an Indemnitee in a Third Party Claim.

“Disclosure Schedules” means the disclosure schedules to this Agreement.

“Dispute Resolution Procedure” means the following procedures, in connection with engaging the Firm, each party agrees, if requested by the Firm, to work with the Firm to negotiate and execute an engagement letter on terms reasonably satisfactory to the LLC Seller and the Purchaser. The Purchaser, the Sellers and their respective agents will cooperate with the Firm during its resolution of any disagreements included in the Objection Notice. Unless otherwise agreed by the parties in writing, the Firm shall make its determination in accordance with the guidelines and procedures set forth in this Agreement and on Exhibit C; provided that any delay in delivering such determination shall not invalidate the award or otherwise deprive the Firm of jurisdiction. The Firm will consider only those items and amounts set forth in the Objection Notice that the Purchaser on the one hand and the LLC Seller on the other hand are unable to resolve. In resolving any disputed item, the Firm may not assign a value to any item greater than the greatest value for such item claimed by any party or less than the smallest value for such item claimed by any party. Except as otherwise specified herein, the scope of the disputes to be determined by the Firm is limited to whether the preparation of the Final Closing Balance Sheet and the calculation of Net Working Capital, Cash, Indebtedness, and Company Transaction Expenses were done in a manner consistent with Section 1.3(b) and whether there were mathematical errors in the preparation of the Final Closing Balance Sheet or the calculation of Net Working Capital, Cash, Indebtedness, and Company Transaction Expenses, and the Firm is not to make any other determination unless requested in writing by the LLC Seller and the Purchaser. The Firm’s determination of Net Working Capital, Cash, Indebtedness, and Company Transaction Expenses, including each of the components thereof, shall be based solely on written materials submitted by the Purchaser and the LLC Seller (i.e., not on independent review) and on the definitions included herein. The fees and disbursements of the Firm and the reasonable attorneys’ fees and expenses of the parties (collectively, the “Purchase Price Adjustment Dispute Expenses”) shall be borne (i) by the Purchaser in the proportion that the aggregate dollar amount of the disputed items that are successfully disputed by the LLC Seller (as finally determined by the Firm) bears to the aggregate dollar amount of all disputed items and (ii) by the LLC Seller in accordance with the proportion that the aggregate dollar amount of the disputed items that are unsuccessfully disputed by the LLC Seller (as finally determined by the Firm) bears to the aggregate dollar amount of all disputed items. For example, if the parties dispute $1,000,000 of a proposed Purchase Price Adjustment to be paid to the LLC Seller, the Firm determines that such payment should be $400,000 and the Purchase Price Adjustment Dispute Expenses are $100,000, then (i) the Purchaser shall pay $40,000 (40%) of the Purchase Price Adjustment Dispute Expenses and (ii) by the LLC Seller shall pay $60,000 (60%) of the Purchase Price Adjustment Dispute Expenses. The determination of the Firm as to any disputed matters shall be set forth in a written report of award delivered to the Purchaser and the LLC Seller, and shall be deemed final, conclusive and binding on the parties and shall not be subject to collateral attack for any reason. The parties agree that judgment may be entered upon the written report of award of the Firm in any court located in Arlington, Virginia. Prior to the Firm’s determination as provided for herein, (i) the Purchaser, on the one hand, and by the LLC Seller, on the other hand, will each pay fifty percent (50%) of any retainer paid to the Firm; and (ii) during the engagement of the Firm, the Firm will bill fifty percent (50%) of the total charges to each of the Purchaser, on the one hand, and by the LLC Seller, on the other hand. In connection with the Firm’s determination as provided for herein, the Firm shall also determine, taking into account all fees and expenses already paid by each of the Purchaser, on the one hand, and the LLC Seller, on the other hand, as of the date of such determination, the allocation of the Purchase Price Adjustment Dispute Expenses between the Purchaser and the LLC Seller, which such determination shall be conclusive and binding upon the parties hereto.

“Domain Names” has the meaning ascribed to such term in the definition of Intellectual Property.

“Effective Time” has the meaning ascribed to such term in Section 1.5(a).

“End Date” has the meaning ascribed to such term in Section 8.1(b).

“Environmental Condition” means any contamination or damage to the environment caused by or relating to the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaching, pumping, pouring, emptying, discharging, injection, escaping, disposal, dumping or threatened release of Hazardous Materials by the Company. With respect to Claims by employees or other third parties, Environmental Condition will also include the exposure of Persons to Hazardous Materials.

“Environmental Laws” means any Laws relating to (i) protection, preservation or cleanup of the environment or natural resources; or (ii) the manufacture, generation, production, installation, use, handling, storage, treatment, transportation, disposal, or release of or exposure to hazardous wastes or hazardous substances.

“Equity” has the meaning set forth in the Recitals to this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Escrow Agent” has the meaning ascribed to such term in Section 1.1(d).

“Escrow Agreement” has the meaning ascribed to such term in Section 1.1(d).

“Escrow Termination Date” has the meaning ascribed to such term in Section 9.12.

“Estimated Cash” has the meaning ascribed to such term in Section 1.2.

“Estimated Closing Balance Sheet” has the meaning ascribed to such term in Section 1.3(a).

“Estimated Company Transaction Expenses” has the meaning set forth in Section 1.2.

“Estimated Indebtedness” has the meaning ascribed to such term in Section 1.2.

“Estimated Net Working Capital” has the meaning ascribed to such term in Section 1.3(a).

“Estimated Purchase Price Components” means the Estimated Cash, Estimated Net Working Capital, Estimated Indebtedness and Estimated Company Transaction Expenses.

“Excluded Facility” has the meaning ascribed to such term in Section 3.20(a).

“Execution Date” has the meaning ascribed to such term in the Preamble of this Agreement.

“Exhibits” means the exhibits to this Agreement.

“Export Control Laws” means collectively the Arms Export Control Act (22 U.S.C. §§ 2778 et. Seq.), the International Traffic in Arms Regulations (ITAR) (22 C.F.R. Parts 120-130), the Export Administration Regulations (EAR) (15 C.F.R. Parts 730-774) and associated executive orders, and the Laws implemented by the Office of Foreign Assets Controls (OFAC), United States Department of the Treasury (OFAC Regulations) (31 C.F.R. Parts 500-599).

“FAR” means the Federal Acquisition Regulation (48 C.F.R., Chapter 1).

“Final Cash” has the meaning ascribed to such term in Section 1.3(b)(iii).

“Final Closing Balance Sheet” has the meaning ascribed to such term in Section 1.3(b)(i)(A).

“Final Closing Statement” has the meaning ascribed to such term in Section 1.3(b)(i)(A).

“Final Company Transaction Expenses” has the meaning ascribed to such term in Section 1.3(b)(iii)(A).

“Final Indebtedness” has the meaning ascribed to such term in Section 1.3(b)(iii)(A).

“Final Net Working Capital” has the meaning ascribed to such term in Section 1.3(b)(iii)(A).

“Financial Statements” has the meaning ascribed to such term in Section 3.14.

“Firm” means Aronson LLC (provided, however, that such firm may not have, or have had in the last six (6) years, a material business relationship with the Company, any Seller or the Purchaser), provided, that if the foregoing is unable to serve as the Firm for any reason whatsoever, including for reasons of conflict of interest, the Purchaser and LLC Seller shall, within five (5) days of receiving notice that such party is unable to serve as the Firm, jointly retain another accounting firm mutually acceptable to them to act as the Firm for purposes of this Agreement solely in accordance with the terms of this Agreement, to resolve any remaining disagreements; provided that if the Purchaser and LLC Seller cannot agree on a mutually acceptable Firm (if none of the foregoing are able to serve), a Firm shall be selected in accordance with the Commercial Arbitration Rules of the AAA. In connection with engaging the Firm, Purchaser and LLC Seller agree, if requested by the Firm, to work with the Firm to negotiate and execute an engagement letter on terms reasonably satisfactory to the Purchaser and LLC Seller.

“Flow of Funds Memorandum” has the meaning ascribed to such term in Section 1.2.

“Foreign Interest” has the meaning ascribed to such term in Section 4.7.

“Fraud” means an act, committed by a party to this Agreement, with intent to deceive another party to this Agreement, in connection with this Agreement and requires (i) a false representation of material fact made in Section 2, Section 3 or Section 4 by such party; (ii) with actual knowledge (not imputed or constructive knowledge) that such representation is false; (iii) with an intention to induce the party to whom such representation is made to act or refrain from acting in reliance upon it; (iv) causing that party, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action; and (v) causing such party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” shall not include any type of constructive or equitable fraud.

“Fundamental Purchaser Representations” has the meaning ascribed to such term in Section 9.1(a).

“Fundamental Seller Representations” has the meaning ascribed to such term in Section 9.1(a).

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the bylaws or limited liability company agreement, as applicable, of the Company, as amended and in effect as of the Execution Date.

“Government Bid” means any bid, proposal, offer or quote for supplies, services or construction, whether solicited or unsolicited, made by the Company, its Subsidiaries or the JV Entity which is intended by the Company, its Subsidiaries or the JV Entity to result in a Government Contract and is outstanding as of the date hereof. A Government Bid (a) includes but is not limited to any bid, proposal, offer or quote made by the Company, its Subsidiaries or the JV Entity that has been received or accepted by the offeree or other recipient but has not resulted in a Government Contract prior to the Closing Date, but (b) does not include any bid, proposal, offer or quote made by the Company, its Subsidiaries or the JV Entity that has resulted in a Government Contract prior to the Closing Date.

“Government Contract” means any prime contract, subcontract or arrangement, joint venture, Teaming Agreement, basic ordering agreement, blanket purchase agreement, pricing agreement, letter contract, contract awarded under the Federal Supply Schedule program, purchase order, task order or delivery order or other Contract or similar arrangement of any kind, between the Company, its Subsidiaries or the JV Entity and (a) any Governmental Authority or (b) any prime contractor or higher tier subcontractor of a Governmental Authority in its capacity as a prime contractor or higher tier subcontractor.  A task order, purchase order or delivery order under a Government Contract shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Materials” means any substance, material, liquid or gas defined or designated as hazardous or toxic (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of liability, under any Environmental Law, including petroleum products and friable materials containing more than one percent (1.0%) asbestos by weight.

“Indebtedness” means the aggregate amount (including the current portion thereto), without duplication, of which the Company is liable as of immediately prior to the Closing, of (a) indebtedness for money borrowed from others; (b) all obligations evidenced by bonds, debentures, notes, drawn letters of credit, or similar instruments; (c) all obligations in respect of any interest rate swap, hedge or cap agreement; (d) all leases that under GAAP are required to be capitalized; (e) all guarantees, performance bonds, drawn letters of credit, sureties, financial indemnities, pledges or other assurances to pay another Person's debt or to perform another Person's obligation in the case of default (determined at the face value thereof); (f) all liabilities secured by a UCC lien on, or similar right or interest in, any assets (other than Permitted Liens); (g) all deferred liabilities (contingent or otherwise) in respect of the deferred purchase price for any asset, business or property; (h) all recourse factoring or recourse discounting of receivables; (i) accrued but unpaid amounts payable under any qualified or nonqualified deferred compensation arrangement or any accrued annual bonus arrangements or commission arrangements, in each case, with respect to pre-Closing periods; (j) accrued but unpaid amounts related to the 401(k) plan for periods prior to Closing; (k) obligations with respect to change of control provision payments (but only to the extent not specifically included in Company Transaction Expenses); (l) any net receivables and liabilities with Affiliates; and (m) accrued but unpaid interest expense and unpaid penalties, fees, charges and prepayment premiums that are payable with respect to any of such indebtedness; provided, however, that “Indebtedness” specifically excludes any amounts included in Company Transaction Expenses or as assets or liabilities in the calculation of Net Working Capital. For illustrative purposes only, a calculation of “Indebtedness” as of September 30, 2021 is set forth on Schedule C attached hereto.

“Indemnitee” has the meaning ascribed to such term in Section 9.6(a).

“Indemnitor” has the meaning ascribed to such term in Section 9.6(a).

“Indemnity Escrow Account” has the meaning set forth in Section 1.1(d).

“Indemnity Escrow Amount” means $800,000.00.

“Individual Seller” has the meaning ascribed to such term in the Preamble of this Agreement.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: (i) United States and foreign patents, patent applications, continuations-in-part, divisions or reissues (collectively, “Patents”); (ii) United States federal, state and foreign trademarks, service marks, and trade names, pending applications to register the foregoing, and common law trademarks, service marks and trademarks, designs, logos, and other designations of origin (collectively, “Trademarks”); (iii) any and all copyrightable works of authorship, including registered copyrights in both published works and unpublished works, unregistered copyrights in both published works and unpublished works, and applications to register copyrightable works of authorship (collectively, “Copyrights”); (iv)  trade secrets, and other confidential business information, know-how, concepts, methods, processes, specifications, inventions, formulae, and business plans, (collectively, “Trade Secrets”); (v) all registered domain names (“Domain Names”); and (vi) proprietary computer software, including all source code, object code, and user documentation related thereto.

“Interests” has the meaning ascribed to such term in the Recitals to this Agreement.

“Interim Period” has the meaning ascribed to such term in Section 5.1.

“IP Licenses” has the meaning ascribed to such term in Section 3.11(a).

“IRS” means the United States Internal Revenue Service.

“JV Entity” means the Persons identified on Schedule 3.34(a).

“Key Employees” means the employees of the Company set forth in Schedule A attached hereto.

“Knowledge” means (a) with respect to the Company, the actual knowledge of any Seller or any Key Employee, and (b) with respect to any other Person, the actual knowledge of such Person, in each case of (a) or (b), after a reasonable inquiry in connection with such knowledge Person’s duties in the Ordinary Course of Business on behalf of the Company or such other Person, as applicable.

“Laws” means any law, statute, rule, regulation, ordinance, code, directive, writ, injunction, settlement, permit, license, decree or other Order of any Governmental Authority.

“Leased Improvements” means all leasehold improvements and fixtures located on the Leased Premises.

“Leased Premises” has the meaning ascribed to such term in Section 3.20(a).

“Leases” has the meaning ascribed to such term in Section 3.20(a).

“Legal Proceeding” means any judicial or administrative action, suit, mediation, arbitration or proceeding.

“Liens” means all mortgages, deeds of trust, collateral assignments, security interests, Uniform Commercial Code financing statements, pledges, and hypothecations, as applicable.

“LLC Seller” has the meaning ascribed to such term in the Preamble of this Agreement.

“Lower-Tier Subcontract” means any Contract entered into by a subcontractor to the Company acting in its capacity as a prime contractor, or by a subcontractor and another subcontractor at a lower tier, to furnish supplies or services for performance of a prime contract.

“Material Adverse Effect” means a material adverse effect upon the financial condition, business, or results of operations of the business of the Company as currently conducted, taken as a whole; provided, however, that any adverse change, event or effect arising from or related to (i) conditions affecting the economy generally, including changes in interest or exchange rates or any governmental shutdown or slowdown, (ii) any act of terrorism, similar calamity, national emergency, or war (whether or not declared) or any escalation or worsening of any of the foregoing, (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in accounting principles, including GAAP, (v) changes in any laws, rules, regulations, orders, enforcement policies or other binding directives issued by any Governmental Authority, or (vi) the availability or cost of equity, debt or other financing to the Purchaser; provided that, with respect to a matter described in any of the foregoing clauses (i), (iii), (iv), and (v), such matter shall only be excluded to the extent such matter does not have a disproportionate effect on the Company, taken as a whole, relative to other comparable entities operating in the industry in which the Company operates.

“Material Contracts” means Contracts required to be listed on Schedule 3.12(a) and Contracts which are confidentiality, non-competition, non-disclosure, or intellectual property assignment agreements with employees of the Company or with third parties entered into in the Ordinary Course of Business which would be required to be disclosed in Schedule 3.12(a) if not expressly excluded from the listing requirements therein.

“Most Recent Balance Sheet Date” has the meaning ascribed to such term in Section 3.14.

“Net Working Capital” means the Company’s current assets (excluding Cash), less its current liabilities (excluding Indebtedness and Company Transaction Expenses), in each case as calculated pursuant to the Net Working Capital Principles. An illustrative example of Net Working Capital is set forth on Schedule NWC.

“Net Working Capital Principles” means (A) GAAP and (B) to the extent not inconsistent with the foregoing clause (A), the accounting methods, policies, practices, procedures, conventions, classifications, definitions, principles, judgments, techniques and estimation methodologies, including with respect to the nature of accounts, level of reserves or level of accruals, adopted in connection with the most recent audited Financial Statements.

“Notice of Direct Claim” has the meaning ascribed to such term in Section 9.6(f).

“Notice Period” has the meaning ascribed to such term in Section 9.6(a).

“Notices” has the meaning ascribed to such term in Section 15.

“Objection Notice” has the meaning ascribed to such term in Section 1.3(b)(ii)(B).

“Order” means any order, decree, ruling, judgment, injunction or writ of any Governmental Authority.

“Ordinary Course of Business” means, with respect to a Person, an action taken by such Person consistent in all material respects with the past practices of the Person and the general operation of the business by such Person.

“Patents” has the meaning ascribed to such term in the definition of Intellectual Property.

“Pending Claim Reserve” has the meaning ascribed to such term in Section 9.12.

“Permits” means all federal, state, local or foreign permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, certificates or Orders of, any Governmental Authority, required for the Company parties to own their respective Assets or conduct its business as is now being conducted.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable, (b) Liens for Taxes being challenged or contested in good faith, (c) statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by Law in the Ordinary Course of Business of the Company for sums not yet due and payable, (d) Liens imposed by Purchaser or (e) other Liens that do not materially impair the value of the Assets.

“Person” means any individual, partnership, joint venture, corporation, trust, unincorporated organization, limited liability company, group, Governmental Authority, and any other person or entity.

“Personal Information” means (i) any information with respect to which there is a reasonable basis to believe that the information can be used to identify an individual; (ii) Social Security numbers; or (iii) any information that is regulated or protected by one or more Privacy and Security Laws, applicable to the Company.

“Personal Property” means all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, spare parts and other tangible personal property which are owned, used or leased by the Company and used in the conduct of the business or the operations of the business of the Company.

“Pre-Closing Tax Period(s)” means any Tax period ending on or before the Closing Date and the portion of any Straddle Tax Period that ends on the Closing Date.

“Pre-Closing Taxes” means (a) all Taxes imposed upon the Company, the Subsidiary or any JV Entity (for which the Company has any liability) with respect to Pre-Closing Tax Periods, (b) with respect to Straddle Tax Periods, all Taxes imposed upon the Company, the Subsidiary or any JV Entity (for which the Company has any liability) and allocable to the portion of such Straddle Tax Period ending on the Closing Date; (c) any and all Taxes of or imposed on the Company, the Subsidiary or any JV Entity (for which the Company has any liability) as a result of transferee, successor or similar liability (including bulk transfer or similar Laws) or pursuant to any Law or otherwise (other than pursuant to a contract the primary purpose of which is not the allocation, sharing or indemnification of Tax liability), which Taxes relate to an event or transaction (including transactions contemplated by this Agreement) occurring on or before the Closing Date; and (d) any and all Transfer Taxes required to be borne by the LLC Seller pursuant to Section 10.3(h). For the avoidance of doubt, any Pre-Closing Taxes with respect to any JV Entity or Subsidiary shall be to the extent of the Company’s proportionate ownership interest in such JV Entity or Subsidiary, as applicable.

“Privacy and Security Laws” means all Laws concerning the privacy or security of Personal Information, and all regulations promulgated thereunder applicable to the Company.

“Protected Communications” means, at any time, any and all communications in whatever form, whether written, oral, video, electronic or otherwise, that shall have occurred between or among the Sellers, the Company, or any of their respective Affiliates, on the one hand, and Holland & Knight LLP, on the other hand, to the extent relating to this Agreement and the transactions contemplated hereby which, immediately prior to the Closing, was an attorney-client privileged communications between such party, on the one hand, and the Holland & Knight LLP, on the other hand.

“Purchase Price” has the meaning ascribed to such term in Section 1.1.

“Purchase Price Adjustment” has the meaning ascribed to such term in Section 1.3(b)(iv).

“Purchase Price Adjustment Dispute Expenses” has the meaning ascribed to such term in the definition of Dispute Resolution Procedure.

“Purchase Price Adjustment Escrow Account” has the meaning set forth in Section 1.1(d).

“Purchase Price Adjustment Escrow Amount” means $390,000.

“Purchase Price Allocation” has the meaning ascribed to such term in Section 10.3(i)(ii).

“Purchaser” has the meaning ascribed to such term in the Preamble of this Agreement.

“Purchaser Material Adverse Effect” means any change, circumstance, fact, event or effect that has occurred and is still continuing as of the relevant time of determination that is materially adverse to the ability of Purchaser to consummate the transactions contemplated hereby in accordance with the terms hereof.

“R&W Insurance Expenses” means all costs and expenses related to the procurement of the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commission, Taxes related to such policy and any other fees and expenses related to such policy.

“R&W Insurance Policy” means the insurance policy set forth on Exhibit B.

“R&W Insurance Provider” means Ambridge Partners LLC.

“Reasonable Best Efforts” means the efforts that a commercially reasonable Person would use to achieve a result in the time period reasonably required.

“Registered IP” has the meaning ascribed to such term in Section 3.11(a).

“Regulations” means the United States treasury regulations promulgated under the Code.

“Released Claim” has the meaning ascribed to such term in Section 5.12.

“Released Party” has the meaning ascribed to such term in Section 5.12.

“Releasor Party” has the meaning ascribed to such term in Section 5.12.

“Representative” means, as to any Person, such Person’s Affiliates and its and their directors, officers, employees, agents, advisors (including financial advisors, counsel and accountants), and direct and indirect controlling persons.

“Sections” means the sections in this Agreement.

“Seller” has the meaning ascribed to such term in the Preamble of this Agreement.

“Seller Closing Proceeds” has the meaning ascribed to such term in Section 1.1(f).

“SI Escrow Termination Date” has the meaning ascribed to such term in Section 9.13.

“SI Pending Claim Reserve” has the meaning ascribed to such term in Section 9.13.

“Special Indemnity Escrow Account” has the meaning set forth in Section 1.1(d).

“Special Indemnity Escrow Amount” means $1,000,000.00.

“Spread” means the difference between the Estimated Net Working Capital and the Target Net Working Capital, expressed as a positive number

“Straddle Tax Period(s)” has the meaning ascribed to such term in Section 10.3(a).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which 51% or more of the total voting power of equity entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person.

“Tail Policy” has the meaning ascribed to such term in Section 5.9.

“Target Net Working Capital” means $3,900,000.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Contest” has the meaning ascribed to such term in Section 10.3(e).

“Tax Refund” has the meaning ascribed to such term in Section 10.3(a).

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Taxes, or the administration of any Laws or administrative requirements relating to any Taxes, and any amendments thereto.

“Taxing Authority” means any Governmental Authority with the power to levy or collect Taxes.

“Teaming Agreement” means each teaming agreement to which the Company, its Subsidiary or the JV Entity is a party (i) with respect to which the applicable term has not yet expired, (ii) which has not been terminated pursuant to its terms, or (iii) which has not been superseded by the award of the Contract for which the teaming agreement was entered into.

“Trade Secrets” has the meaning ascribed to such term in the definition of Intellectual Property.

“Trademarks” has the meaning ascribed to such term in the definition of Intellectual Property.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Assignment of LLC Interests and each other agreement, instrument or document attached hereto as an Exhibit and the other agreements, certificates and instruments to be executed by any of the parties hereto in connection with or pursuant to this Agreement.

“Transaction Tax Deductions” means any Tax deductions relating to (i) the Company Transaction Expenses, and (ii) repayment of the Indebtedness, including any unamortized deferred financing fees in connection with the Indebtedness.

“Transfer Taxes” has the meaning ascribed to such term in Section 10.3(h).

“VDR” has the meaning ascribed to such term in Section 5.3.

26.2    Certain Interpretive Matters. In this Agreement, unless the context otherwise requires:

(a)    words of the masculine or neuter gender will include the masculine, neuter and/or feminine gender, and words in the singular number or in the plural number will each include, as applicable, the singular number or the plural number;

(b)    reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and an express reference to a Person in a particular capacity excludes such Person in any other capacity;

(c)    any accounting term used and not otherwise defined in this Agreement or any Transaction Document has the meaning assigned to such term in accordance with GAAP;

(d)    “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term;

(e)    reference to any Law means such Law as amended, modified, supplemented, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and including by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein;

(f)    any Contract referred to herein or in any Contract that is referred to herein means such Contract as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent; provided that any such amendment, waiver or supplement does not violate the terms of this Agreement;

(g)    except as otherwise indicated, all references in this Agreement to the words “Section,” “Schedule” and “Exhibit” are intended to refer to Sections, Disclosure Schedules or other Schedules and Exhibits to this Agreement;

(h)    references to documents or other materials “provided” or “made available” to the Purchaser or similar phrases shall mean that such documents or other materials were (i) delivered to the Purchaser and such delivery is acknowledged in writing by the Purchaser or (ii) accessible to the Purchaser in the VDR.

(i)    unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision hereof;

(j)    unless the context otherwise requires, the term “party” when used in this Agreement means a party to this Agreement;

(k)    except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or”; and

(l)    all references in this Agreement to “dollars” or “$” mean United States dollars.

{Signature pages follow.}

IN WITNESS WHEREOF, the parties have executed this Equity Purchase Agreement as of the date first written above.

PURCHASER:

ICF INCORPORATED, L.L.C.

By: /s/ John Wasson
Name: John Wasson
Title: President and CEO

COMPANY:

Creative Systems and Consulting L.L.C.

By: /s/ Vanitha Khera
Name: Vanitha Khera
Title: Chief Executive Officer

LLC SELLER:

Project Apple Holdings, LLC

By: /s/ Vanitha Khera
Name: Vanitha Khera
Title: Chief Executive Officer

INDIVIDUAL SELLERS:

/s/ Vanitha Khera
Vanitha Khera, individually

/s/ Vishal Khera
Vishal Khera, individually and as Trustee of

the Dewdrop Trust dated October 30, 2020